THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

            PRELIMINARY PROSPECTUS SUPPLEMENT DATED OCTOBER 16, 1998

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED OCTOBER 1, 1997)

                                  $100,000,000

                                     [LOGO]

                       % MONTHLY INCOME SENIOR NOTES DUE 2008

                               ------------------

    The notes bear interest at the rate of     % per year. Interest on the notes
is payable monthly on the 15th of each month, beginning December 15, 1998. The
notes will mature on       , 2008. The notes are not redeemable before maturity
and do not have the benefit of any sinking fund.

    The notes are unsecured and rank equally with all of our other unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $25.

    We intend to list the notes, subject to approval and official notice of issuance, on the New York Stock Exchange under the symbol "OUI."

                            ------------------------

                                                                 PER NOTE       TOTAL
                                                                -----------     -----
Public Offering Price.........................................   $            $

Underwriting Discount.........................................   $            $

Proceeds, before expenses, to Realty Income Corporation.......   $            $

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

    We have granted the Underwriters a 30-day option to purchase additional notes in an aggregate principal amount up to $15,000,000 on the same terms and conditions as these notes in order to satisfy overallotments, if any.

    We expect that the notes will be ready for delivery in book-entry form only
through The Depository Trust Company, on or about       , 1998.

                            ------------------------

MERRILL LYNCH & CO.

                A.G. EDWARDS & SONS, INC.

                                                        PAINEWEBBER INCORPORATED

DONALDSON, LUFKIN & JENRETTE                             EVEREN SECURITIES, INC.

SUTRO & CO. INCORPORATED                                       WHEAT FIRST UNION
                               ------------------

               The date of this Prospectus Supplement is       .

                                 REALTY INCOME

    [A map of the continental United States that reflects the number of properties owned by Realty Income in each state. The number of properties owned in each state corresponds to the table on page S-18.]

                          THE MONTHLY DIVIDEND COMPANY

    Realty Income owns and actively manages a geographically diversified portfolio of 887 properties located in 43 states.

    The Company acquires retail properties under long-term lease agreements with regional and national retail chains such as Barnes & Noble, Children's World, Hollywood Video, Linens 'N Things, OfficeMax, Pier 1 Imports, Staples and Taco Bell.

    [A photograph collage of selected Realty Income tenants.]

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                                                               PAGE
                                                                                                             ---------
Forward-Looking Statements.................................................................................        S-3
Where You Can Find More Information........................................................................        S-4
Incorporation of Information We File with the SEC..........................................................        S-4
Prospectus Supplement Summary..............................................................................        S-6
Use of Proceeds............................................................................................        S-9
Capitalization.............................................................................................        S-9
Selected Financial Information.............................................................................       S-10
Business and Properties....................................................................................       S-11
Management.................................................................................................       S-21
Description of the Notes...................................................................................       S-24
Underwriting...............................................................................................       S-30
Legal Matters..............................................................................................       S-31

                                   PROSPECTUS

Available Information.................................................................          2
Incorporation of Certain Documents by Reference.......................................          2
The Company...........................................................................          3
Use of Proceeds.......................................................................          3
Ratios of Earnings to Fixed Charges...................................................          3
Description of Debt Securities........................................................          4
Description of Common Stock...........................................................         14
Description of Preferred Stock........................................................         17
Restrictions on Ownership and Transfers of Capital Stock..............................         22
Certain Federal Income Tax Considerations.............................................         25
Plan of Distribution..................................................................         31
Experts...............................................................................         32
Legal Matters.........................................................................         32

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

    This Prospectus Supplement includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, including, among other things:

    - Our anticipated growth strategies;

    - Our intention to acquire additional properties;

    - Anticipated trends in our business, including trends in the market for long-term net leases of freestanding, single tenant retail properties; and

    - Future expenditures for development projects.

Additional factors that may cause risks and uncertainties include those discussed in "Business and Properties--Matters Pertaining to Certain Properties and Tenants" in this Prospectus Supplement, in the section entitled "Business--Other Items" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Annual Report") including the subheadings entitled "Competition for

Acquisition of Real Estate," "Environmental Liabilities," "Taxation of the Company," "Effect of Distribution Requirements," "Real Estate Ownership Risks" and "Dependence on Key Personnel," and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, and in our Current Report on Form 8-K dated October 16, 1998.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events discussed in this Prospectus Supplement might not occur.

    You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the Underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement and the accompanying Prospectus, as well as information we previously filed with the Securities and Exchange Commission (the "SEC") and incorporated by reference, is accurate as of the dates on the front cover of this Prospectus Supplement and the accompanying Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We have filed a registration statement on Form S-3 with the SEC covering the notes. For further information on Realty Income and the notes, you should refer to our registration statement and its exhibits. This Prospectus Supplement and the accompanying Prospectus summarize material provisions of contracts and other documents that we refer you to. Since the Prospectus Supplement and the accompanying Prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to "incorporate by reference" the information we file with them, which means:

    - Incorporated documents are considered part of this Prospectus Supplement and the accompanying Prospectus;

    - We can disclose important information to you by referring you to those documents; and

    - Information that we file with the SEC will automatically update and supersede this Prospectus Supplement and the accompanying Prospectus.

    We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"):

    - Annual Report on Form 10-K for the year ended December 31, 1997;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

    - Information relating to executive compensation in our Definitive Proxy Statement on Schedule 14A dated March 31, 1998; and

    - Current Report on Form 8-K dated October 16, 1998.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this Prospectus Supplement but before the end of the notes offering:

    - Reports filed under Sections 13(a) and (c) of the Exchange Act;

    - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    - Any reports filed under Section 15(d) of the Exchange Act.

    You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                               Realty Income Corporation

                               Attention: Investor Relations

                               220 West Crest Street

                               Escondido, CA 92025-1707

                               (760) 741-2111

                         PROSPECTUS SUPPLEMENT SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. THE TERMS "REALTY INCOME," "OUR" AND "WE" AS USED IN THIS PROSPECTUS SUPPLEMENT REFER TO REALTY INCOME CORPORATION AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS SINCE AUGUST 15, 1994 AND TO OUR PREDECESSOR PARTNERSHIPS FOR THE PERIOD OF TIME PRIOR TO AUGUST 15, 1994. UNLESS THIS PROSPECTUS SUPPLEMENT INDICATES OTHERWISE, INFORMATION RELATING TO OUR PROPERTIES IS AS OF JULY 1, 1998, AND WE ASSUME THAT THE UNDERWRITERS' OVERALLOTMENT OPTION IS NOT EXERCISED.

REALTY INCOME

    Realty Income is organized to operate as an equity real estate investment trust ("REIT"). We are a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail and real estate research, portfolio management and capital markets expertise. As of July 1, 1998, we owned a diversified portfolio of 887 properties located in 43 states with over 6.9 million square feet of leasable space. Over 99% of our properties were leased as of July 1, 1998.

    Realty Income's investment strategy is to acquire freestanding, single tenant, retail properties leased to regional and national retail chains under long-term, net lease agreements. We typically acquire, and then lease back, retail store locations from chain store operators, providing capital to the operators for continued expansion and other corporate purposes. Our net lease agreements generally are for initial terms of 10 to 20 years, require the tenant to pay a minimum monthly rent and property operating expenses (taxes, insurance and maintenance), and provide for future rent increases (typically subject to ceilings) based on increases in the consumer price index, fixed increases or additional rent calculated as a percentage of the tenant's gross sales above a specified level.

    Since 1970 and through June 30, 1998, we have acquired and leased back to regional and national retail chains 863 properties (including 34 properties that have been sold) and have collected in excess of 98% of the original contractual rent obligations on those properties. We believe that the long-term ownership of an actively managed, diversified portfolio of retail properties leased under long-term, net lease agreements produces consistent, predictable income. We believe that the income generated under long-term leases, coupled with the tenant's responsibility for property expenses under the net lease structure, generally produce a more predictable income stream than many other types of real estate portfolios. Of the 887 properties in the portfolio as of July 1, 1998, 881 were single tenant properties and the remaining properties were multi-tenant. As of July 1, 1998, over 99% or 878 of our 881 single tenant properties were net leased pursuant to leases with an average remaining lease term (excluding extension options) of approximately 8.4 years.

    Our five senior officers have each managed our properties and operations for between eight and 13 years. Our directors and five senior officers, as a group, owned approximately 2.9% of our outstanding common stock as of September 30, 1998. Realty Income had 49 employees as of September 30, 1998.

THE OFFERING

    All capitalized terms used in this section, "--The Offering," and not defined in this section have the meanings provided in the section of this Prospectus Supplement entitled "Description of the Notes." For a more complete description of the terms of the notes specified in the following summary, see "Description of the Notes" in this Prospectus Supplement and "Description of Debt Securities" in the accompanying Prospectus.

Aggregate Principal Amount........  $100,000,000.

Interest Rate.....................  % per year.

Maturity Date.....................  , 2008.

Interest Calculations.............  Based on 360-day year of twelve 30-day months.

Interest Payment Dates............  The 15th of each month, beginning December 15, 1998.

Ranking...........................  The notes are not secured by any of our property or assets. Accordingly, your ownership of notes means you
                                    are one of our unsecured creditors. Although the notes
                                    will rank equally with all of our other senior unsecured
                                    indebtedness, the notes will be effectively subordinated
                                    to all indebtedness and other liabilities of our
                                    subsidiaries, and will also be effectively subordinated
                                    to any of our senior secured indebtedness to the extent
                                    of the collateral pledged as security for the senior
                                    secured indebtedness.

Redemption or Sinking Fund........  None.

Form of Note......................  One global security, held in the name of the Depository
                                    Trust Company.

Credit Rating.....................  The notes will be rated BBB- by Standard & Poor's
                                    Ratings Group, Baa3 by Moody's Investors Service, Inc.,
                                    and BBB by Duff & Phelps Credit Rating Company.

Listing...........................  We intend to list the notes, subject to approval and official notice of issuance, on the New York Stock
                                    Exchange under the symbol "OUI."

Use of Proceeds...................  We estimate that the net proceeds from the offering will be approximately $96.3 million. We intend to use these
                                    proceeds to repay bank borrowings and for general
                                    corporate purposes. See "Use of Proceeds."

Limitations on Incurrence of
  Debt............................  The notes contain various covenants, including the following:

                                    (1) We will not incur any Debt if, after giving effect
                                    to the Debt, the aggregate principal amount of all of
                                    our Debt is greater than 60% of the sum of (i) our Total
                                    Assets as of the end of the fiscal quarter covered by
                                    our most recent report on Form 10-K or 10-Q, as the case
                                    may be, and (ii) the increase in Total Assets from the
                                    end of that quarter including any increase in Total
                                    Assets caused by the application of the proceeds of that
                                    additional Debt (that increase together with our Total
                                    Assets is referred to as "Adjusted Total Assets").

                                    (2) We will not incur any Secured Debt if, after giving
                                    effect to the Secured Debt, the aggregate principal
                                    amount of all of our Secured Debt is greater than 40% of
                                    our Adjusted Total Assets.

                                    (3) We will not incur any Debt if the ratio of
                                    Consolidated Income Available for Debt Service to Annual
                                    Debt Service Charge for the four consecutive fiscal
                                    quarters most recently ended prior to the date on which
                                    the additional Debt is to be incurred would be less than
                                    1.5 to 1.0, calculated on a pro forma basis after giving
                                    effect to the incurrence of that additional Debt and the
                                    application of the proceeds from that incurrence.

                                    (4) We will maintain Total Unencumbered Assets of not
                                    less than 150% of the aggregate outstanding principal
                                    amount of Unsecured Debt.

RECENT DEVELOPMENTS

    ACQUISITION OF 66 NET LEASED, RETAIL PROPERTIES. During the first six months of 1998, Realty Income acquired 66 retail properties located in 29 states and invested approximately $102.0 million (excluding estimated unfunded development costs on properties under construction at June 30, 1998). During that period, we selectively sold five properties. The number of properties in our portfolio increased by 7.4% to 887 at June 30, 1998 from 826 at December 31, 1997. During the first half of 1998, we added two new industries and 11 new retailers to our real estate portfolio. We also invested $74,000 in five existing properties in our portfolio.

    The 66 properties acquired will contain approximately 657,300 leasable square feet and are 100% leased under net leases, with an average initial lease term of 14.8 years. The weighted average annual unleveraged return on the cost of the 66 properties (including the estimated unfunded development cost of the properties under development) is estimated to be 10.3%, computed as estimated contractual net operating income (which in the case of a net leased property is equal to the base rent or, in the case of properties under construction, the estimated base rent under the lease) for the first year of each lease, divided by total acquisition and estimated development costs. Since it is possible that a tenant could default on the payment of contractual rent, no assurance can be given that the actual return on the cost of the 66 properties acquired in 1998 will not differ from the foregoing percentage.

    TREASURY RATE LOCK AGREEMENT. In May 1998, we entered into a U.S. Treasury interest rate lock agreement to protect us against the possibility of rising interest rates for a future note offering. Under the U.S. Treasury interest rate lock agreement, we receive or make a payment based on the differential between a specified interest rate, 5.726%, and the actual 10-year treasury interest rate on a notional principal amount of $100 million, at the end of six months (which, if not extended, ends in November 1998). Based on the 10-year U.S. Treasury interest rate at October 14, 1998 of 4.591%, we would have to make a payment of approximately $8.55 million, which payment may increase or decrease depending on the actual 10-year U.S. Treasury interest rate on the date we settle the agreement and the payment is not subject to a cap. Each basis point change in the 10-year U.S. Treasury interest rate results in a $75,000 increase (if the rate goes down) or decrease (if the rate goes up) in the amount of the payment we will make or receive. If the notes are issued, we expect to be able to amortize any payment as additional interest expense over the 10-year term of the notes.

                                USE OF PROCEEDS

    Our net proceeds from the sale of the notes offered in this Prospectus Supplement, after deducting the discount to the Underwriters and other estimated expenses of this offering payable by us, are estimated to be approximately $96.3 million (approximately $110.7 million if the Underwriters' overallotment option is exercised in full). We intend to use the net proceeds to pay down outstanding indebtedness under the Credit Facility, which had an outstanding balance at October 15, 1998 of $118.8 million, and for other general corporate purposes. The "Credit Facility" is a three year, revolving, unsecured acquisition credit facility with a borrowing capacity of $150 million. Borrowings under the Credit Facility currently bear interest at a spread of 0.85% over the London Interbank Offered Rate ("LIBOR"). The Credit Facility also offers our Company other interest rate options. The maturity date on the Credit Facility is December 2000 and the effective interest rate was approximately 6.40% at October 15, 1998. We are negotiating an extension to, and an increase in the borrowing capacity of, the Credit Facility, but we cannot assure you that we will be successful in obtaining either an extension or an increase in the borrowing capacity.

    If the Underwriters' overallotment option to purchase notes in an additional aggregate amount of $15,000,000 is exercised in full, the Company expects to use the additional net proceeds to pay down outstanding indebtedness under the Credit Facility and for other general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth our historical capitalization as of June 30, 1998 and is adjusted to show the effect of this notes offering which includes payment of borrowings under the Credit Facility as described in "Use of Proceeds."

                                                                                            AS OF JUNE 30, 1998
                                                                                          ------------------------
                                                                                          HISTORICAL   AS ADJUSTED
                                                                                          -----------  -----------
                                                                                           (DOLLARS IN THOUSANDS,
                                                                                           EXCEPT PER SHARE DATA)
DEBT
  Credit Facility(1)....................................................................  $    87,900   $  --
  Notes due 2007........................................................................      110,000     110,000
  Notes due 2008........................................................................      --          100,000
  Other.................................................................................        2,501       2,501
                                                                                          -----------  -----------
    Total debt..........................................................................      200,401     212,501
                                                                                          -----------  -----------

STOCKHOLDERS' EQUITY
  Preferred stock, par value $1.00 per share, 20,000,000 shares authorized, no shares
    issued or outstanding...............................................................      --           --
  Common stock, par value $1.00 per share, 100,000,000 shares authorized, 26,836,964
    shares issued and outstanding.......................................................       26,837      26,837
  Paid in capital in excess of par value................................................      610,087     610,087
  Accumulated distributions in excess of net income.....................................     (180,462)   (180,462)
                                                                                          -----------  -----------
    Total stockholders' equity..........................................................      456,462     456,462
                                                                                          -----------  -----------
    Total capitalization................................................................  $   656,863   $ 668,963
                                                                                          -----------  -----------
                                                                                          -----------  -----------

------------------------

(1) The amount drawn on the Credit Facility was $118.8 million at October 15, 1998 and is expected to be approximately $120.0 million on the closing date of this offering.

                         SELECTED FINANCIAL INFORMATION

    The following table sets forth selected financial data for Realty Income and the Predecessor (as defined below), as the case may be, for the six-month periods ended June 30, 1998 and 1997 and each of the five years in the period ended December 31, 1997. Data for the five years ended December 31, 1997 has been derived from financial statements which have been audited by our independent auditors, KPMG Peat Marwick LLP. Data for the six month periods ended June 30, 1998 and 1997 is unaudited but, in our opinion, includes all adjustments (consisting of only normal recurring accruals) necessary to fairly present such information. Data as of and for the six months ended June 30, 1998 does not purport to be indicative of results for the fiscal year ending December 31, 1998. The information is only a summary and does not provide all of the information contained in our financial statements, including the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations, which are part of our Annual Report and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998. You should read our financial statements and other information filed with the SEC. The following table also includes certain property data.

                                                                                REALTY INCOME
                                                 ----------------------------------------------------------------------------
                                                   AS OF OR FOR THE SIX
                                                  MONTHS ENDED JUNE 30,         AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                 ------------------------  --------------------------------------------------
                                                    1998         1997         1997         1996         1995      1994(1)(2)
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA
  Revenue:
    Rental revenue.............................  $    39,511  $    31,455  $    67,613  $    56,777  $    51,185  $    47,905
    Interest and other.........................           78          148          284          180          370          958
                                                 -----------  -----------  -----------  -----------  -----------  -----------
      Total revenue............................       39,589       31,603       67,897       56,957       51,555       48,863
                                                 -----------  -----------  -----------  -----------  -----------  -----------

  Expenses:
    Depreciation and amortization..............       10,453        8,948       18,596       16,422       14,849       13,790
    General and administrative expenses and
      advisor fees.............................        3,176        2,585        5,437        5,181        6,875        7,187
    Property...................................          899          853        1,785        1,640        1,607        2,095
    Interest...................................        5,355        3,321        8,226        2,367        2,642          396
    Provision for impairment losses............      --                70          165          579      --               135
    Consolidation costs........................      --           --           --           --           --            11,201
                                                 -----------  -----------  -----------  -----------  -----------  -----------
      Total expenses...........................       19,883       15,777       34,209       26,189       25,973       34,804
                                                 -----------  -----------  -----------  -----------  -----------  -----------

  Income from operations.......................       19,706       15,826       33,688       30,768       25,582       14,059
  Net gain on sales of properties..............          526          427        1,082        1,455           18        1,165
                                                 -----------  -----------  -----------  -----------  -----------  -----------
  Net income...................................  $    20,232  $    16,253  $    34,770  $    32,223  $    25,600  $    15,224
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------  -----------
  Basic and diluted net income per share(3)....  $      0.77  $      0.71  $      1.48  $      1.40  $      1.27  $      0.78
  Weighted average common shares used for basic
    net income computation(3)..................   26,434,892   22,987,173   23,568,831   22,976,789   20,230,886   19,502,091
  Weighted average common shares used for
    diluted net income computation(3)..........   26,442,519   22,990,163   23,572,715   22,977,837   20,230,963   19,502,091

BALANCE SHEET DATA
  Properties, before accumulated depreciation..  $   798,182  $   616,432  $   699,797  $   564,540  $   515,426  $   450,703
  Total assets (book value)....................      666,021      500,321      577,021      454,097      417,639      352,768
  Total liabilities............................      209,559      131,344      143,706       79,856       36,218       17,352
  Stockholders' equity.........................      456,462      368,977      433,315      374,241      381,421      335,416

OTHER DATA
  FFO(4).......................................       30,080       24,820       52,353       47,718       40,414       39,185
  Capital expenditures.........................           74            7           53           37          296          222

RATIOS
  Debt as a percentage of Total Assets(5)......        24.9%        19.8%        19.2%        12.5%         3.8%         2.7%
  Secured Debt as a percentage of Total
    Assets(5)(6)...............................         0.1%         0.1%         0.1%         0.2%         0.2%           --
  Debt Service Coverage Ratio(7)...............           7x           9x           8x          25x          20x          80x
  Ratio of earnings to fixed charges(8)........           5x           6x           5x          14x          10x          39x

PORTFOLIO DATA (AT END OF PERIOD)
  Number of properties.........................          887          770          826          740          685          630
  Net rentable square feet.....................    6,903,000    5,777,500    6,302,300    5,226,700    4,673,700    4,064,800


                                                 PREDECESSOR(2)
                                                 --------------

                                                      1993
                                                 --------------

OPERATING DATA
  Revenue:
    Rental revenue.............................    $   48,584
    Interest and other.........................           434
                                                 --------------
      Total revenue............................        49,018
                                                 --------------
  Expenses:
    Depreciation and amortization..............        14,689
    General and administrative expenses and
      advisor fees.............................         5,886
    Property...................................         1,768
    Interest...................................             5
    Provision for impairment losses............           935
    Consolidation costs........................        --
                                                 --------------
      Total expenses...........................        23,283
                                                 --------------
  Income from operations.......................        25,735
  Net gain on sales of properties..............         3,583
                                                 --------------
  Net income...................................    $   29,318
                                                 --------------
                                                 --------------
  Basic and diluted net income per share(3)....    $   --
  Weighted average common shares used for basic
    net income computation(3)..................        --
  Weighted average common shares used for
    diluted net income computation(3)..........        --
BALANCE SHEET DATA
  Properties, before accumulated depreciation..    $  451,738
  Total assets (book value)....................       384,474
  Total liabilities............................         2,570
  Stockholders' equity.........................       381,904
OTHER DATA
  FFO(4).......................................        41,359
  Capital expenditures.........................            94
RATIOS
  Debt as a percentage of Total Assets(5)......          0.1%
  Secured Debt as a percentage of Total
    Assets(5)(6)...............................            --
  Debt Service Coverage Ratio(7)...............        8,273x
  Ratio of earnings to fixed charges(8)........        5,865x
PORTFOLIO DATA (AT END OF PERIOD)
  Number of properties.........................           631
  Net rentable square feet.....................     4,052,800

------------------------------

(1) Realty Income commenced operations as a REIT on August 15, 1994 through the merger of 25 public and private real estate limited partnerships (the "Partnerships") with and into the Company (the "Consolidation"). The Consolidation was accounted for as a reorganization of affiliated entities under common control in a manner similar to a pooling-of-interests. Under this method, the assets and liabilities of the Partnerships were carried over at their historical book values and their operations have been recorded on a combined historical cost basis. The pooling-of-interests method of accounting also requires the reporting of the results of operations as though the entities had been combined as of the beginning of the earliest period presented. Accordingly, the results of operations for the year ended December 31, 1994 comprise those of the separate Partnerships combined from January 1, 1994 through August 15, 1994 and those of Realty Income from August 16, 1994 through December 31, 1994. Costs incurred to effect the Consolidation and integrate the continuing operations of the separate Partnerships were expenses of the Company in 1994, the year in which the Consolidation was consummated.

(2) Prior to the Consolidation, we had no significant operations. Therefore, the combined operations for the periods prior to the Consolidation represent the operations of the Partnerships (the "Predecessor").

(3) Due to the change in the capital structure caused by the Consolidation as described in note (1) above, share and per share information would not be meaningful for 1993 and therefore has not been included.

(4) Funds from operations ("FFO") is calculated by adding (i) income before net gain on sales of properties, (ii) depreciation and amortization, (iii) provision for impairment losses and (iv) one-time Consolidation costs. We consider FFO to be an appropriate measure of the performance of an equity REIT. FFO is used by financial analysts in evaluating REITs and can be one measure of a REIT's ability to make cash distributions. Presentation of this information will provide the reader with an additional measure to compare the performance of different REITs; however, FFO is not comparable to "funds from operations" reported by other REITs that do not define funds from operations in accordance with the National Association of Real Estate Investment Trusts ("NAREIT") definition. FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of the our performance or to cash flow from operating, investing and financing activities as a measure of liquidity or ability to make cash distributions or pay debt service.

(5) For a definition of the terms "Debt," "Secured Debt" and "Total Assets," see "Description of the Notes--Additional Covenants of the Company."

(6) For 1998, 1997, 1996 and 1995, our sole Secured Debt was a capital lease. For 1994 and 1993, we did not have any Secured Debt.

(7) The Debt Service Coverage Ratio is defined as Consolidated Income Available for Debt Service divided by the Annual Debt Service Charge. See "Description of the Notes--Additional Covenants of the Company."

(8) Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings consist of net income before extraordinary items plus fixed charges (excluding interest costs capitalized). Fixed charges are comprised of interest expense (including interest costs capitalized) and the amortization of debt issuance costs.

                            BUSINESS AND PROPERTIES

OVERVIEW

    Realty Income is organized to operate as an equity real estate investment trust ("REIT"). We are a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail and real estate research, portfolio management and capital markets expertise. As of July 1, 1998, we owned a diversified portfolio of 887 properties located in 43 states with over 6.9 million square feet of leasable space. Over 99% of our properties were leased as of July 1, 1998. Unless otherwise indicated, information regarding our properties is as of July 1, 1998.

    Realty Income's investment strategy is to acquire freestanding, single tenant, retail properties leased to regional and national retail chains under long-term, net lease agreements. We typically acquire, and then lease back, retail store locations from chain store operators, providing capital to the operators for continued expansion and other corporate purposes. Our net lease agreements generally are for initial terms of 10 to 20 years, require the tenant to pay a minimum monthly rent and property operating expenses (taxes, insurance and maintenance), and provide for future rent increases (typically subject to ceilings) based on increases in the consumer price index, fixed increases or additional rent calculated as a percentage of the tenant's gross sales above a specified level.

    Since 1970 and through June 30, 1998, we have acquired and leased back to regional and national retail chains 863 properties (including 34 properties that have been sold) and have collected in excess of 98% of the original contractual rent obligations on those properties. We believe that the long-term ownership of an actively managed, diversified portfolio of retail properties leased under long-term, net lease agreements produces consistent, predictable income. We believe that the income generated under long-term leases, coupled with the tenant's responsibility for property expenses under the net lease structure, generally produce a more predictable income stream than many other types of real estate portfolios. Of the 887 properties in the portfolio as of July 1, 1998, 881 were single tenant properties and the remaining properties were multi-tenant. As of July 1, 1998, over 99% or 878 of our 881 single tenant properties were net leased pursuant to leases with an average remaining lease term (excluding extension options) of approximately 8.4 years.

    Realty Income was formed on September 9, 1993 in the State of Delaware and subsequently reincorporated in Maryland in May 1997. Realty Income commenced operations as a REIT on August 15, 1994 through the merger of the Partnerships with and into Realty Income. The Partnerships were formed between 1970 and 1989 for the purpose of acquiring and managing long-term, net leased properties.

BUSINESS OBJECTIVES AND STRATEGY

    GENERAL. Our primary business objective is to generate dependable monthly income and a consistent and predictable level of FFO per share. We generally will seek to increase FFO per share and distributions to stockholders through both active portfolio management and the acquisition of additional properties. We also intend to pay distributions at a level greater than 95% of our taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain) in order to meet REIT qualification requirements and to use undistributed cash flow to fund additional property acquisitions and for other corporate purposes. Our portfolio management focus includes:

    - Contractual rent increases on existing leases;

    - Rental increases at the termination of existing leases when market conditions permit; and

    - The active management of our property portfolio, including selective sales of properties.

We generally pursue the acquisition of additional properties with the intention to lease such properties under long-term, net lease agreements with initial contractual base rent which, at the time of acquisition and as a percentage of acquisition cost, is in excess of our estimated cost of capital.

    INVESTMENT PHILOSOPHY. Realty Income believes that the long-term ownership of an actively managed, diversified portfolio of retail properties under long-term, net lease agreements produces consistent, predictable income. Under a net lease agreement, the tenant agrees to pay a minimum monthly rent and property operating expenses (taxes, maintenance, and insurance) plus, typically, future rent increases (generally subject to ceilings) based on increases in the consumer price index, fixed increases or additional rent calculated as a percentage of the tenant's gross sales above a specified level. We believe that long-term leases, coupled with the tenant's responsibility for property expenses, generally produce a more predictable income stream than many other types of real estate portfolios, while continuing to offer the opportunity for growth in rental income.

    INVESTMENT STRATEGY. In identifying new properties for acquisition, Realty Income focuses on providing expansion capital to retail chains by acquiring, then leasing back, their retail store locations. We classify retail tenants into three categories: venture, middle market, and upper market. Venture companies are those which typically offer a new retail concept in one geographic region of the country and operate between five and 50 retail outlets. Middle market retail chains are those which typically have 50 to 500 retail outlets, operations in more than one geographic region, have been successful through one or more economic cycles, have a proven, replicable concept, and an objective of further expansion. The upper market retail chains typically consist of companies with 500 or more stores which operate nationally in a mature retail concept. Upper market retail chains generally have strong operating histories and access to several sources of capital.

    Realty Income has historically focused on acquiring properties leased to middle market retail chains which we believe are attractive for investment because:

    - They generally have overcome many of the operational and managerial obstacles that tend to adversely affect venture retailers;

    - They typically require capital to fund expansion but have more limited financing options;

    - Historically, they generally have provided us with attractive risk-adjusted returns over time, since their financial strength has in many cases tended to improve as their businesses have matured;

    - Their relatively large size allows them to spread corporate expenses among a greater number of stores; and

    - Middle market retailers typically have the critical mass to survive if a number of locations have to be closed due to underperformance.

    We recently expanded our investment focus to include upper market retail chains. We believe upper market retail chains can be attractive for investment because:

    - They typically are of a higher credit quality;

    - They are usually larger brand name, public and private retailers;

    - They utilize a larger building ranging in size from 10,000 to 50,000 square feet; and

    - Their ability to grow because of access to capital facilitates larger transaction sizes.

    While our investment strategy focuses primarily on acquiring properties leased to middle and upper market retail chains, we also selectively seek incremental investment opportunities with venture market retail chains. Periodically, venture market opportunities arise where we feel that the real estate used by the tenant is of high quality and can be purchased at prices that are favorable in the marketplace. To meet our stringent investment standards, however, venture retail companies must have a well-defined retailing concept and strong financial prospects. These opportunities are examined on a case by case basis and we are highly selective in making investments in this area.

    CREDIT STRATEGY. Realty Income principally provides sale leaseback financing primarily to less than investment grade retail chains. Since 1970 and through June 30, 1998, Realty Income has acquired and leased back to regional and national retail chains 863 properties (including 34 properties that have been sold) and has collected in excess of 98% of the original contractual rent obligations on those properties. We believe that within this market we can achieve an attractive risk adjusted return on the financing that we provide to retailers.

    Realty Income believes that the primary financial obligations of most retailers typically include their bank and other debt, payment obligations to suppliers and real estate lease obligations. Because we own the land and buildings on which the tenant conducts its retail business, we believe that the risk of default on the retailers' lease obligations is less than the retailers' unsecured general obligations. It has been our experience that since retailers must retain their profitable retail locations in order to survive, in the event of a Chapter 11 reorganization they are less likely to reject a lease for a profitable location, which would terminate their right to use the property. Thus, as the property owner, we believe we will fare better than unsecured creditors of the same retailer in the event of a Chapter 11 reorganization. In addition, Realty Income believes that the risk of default on the real estate leases can be further mitigated by monitoring the performance of the retailers' individual unit locations and selling those units that are weaker performers. For a description of a current tenant that has filed for Chapter 11 bankruptcy, see "--Matters Pertaining to Certain Properties and Tenants."

    In order to qualify for inclusion in our portfolio, new acquisitions must meet stringent investment and credit requirements. The properties must generate attractive current yields, and the tenant must meet our credit standards. We have established a three part analysis that examines each potential investment based on:

    - Industry, company, market conditions and credit profile;

    - Location profitability, if profitability data is available; and

    - Overall real estate characteristics, value, and comparative rental rates.

Companies that have been approved for acquisitions are generally those with fifty or more retail stores which are located in highly visible areas, with easy access to major thoroughfares and attractive demographics.

    ACQUISITION STRATEGY. Realty Income seeks to invest in industries in which several well organized regional and national chains are capturing market share through service, quality control, economies of scale, mass media advertising, and selection of prime retail locations. We execute our acquisition strategy by acting as a source of capital to regional and national retail chain stores in a variety of industries by acquiring, then leasing back, their retail store locations. Relying on executives from our acquisitions, retail and real estate research, portfolio management, finance, accounting, operations, capital markets, and legal departments, we undertake thorough research and analysis to identify appropriate industries, tenants, and property locations for investment. In selecting real estate for potential investment, we generally seek to acquire properties that have the following characteristics:

    - Freestanding, commercially zoned property with a single tenant;

    - Properties that are important retail locations for regional and national retail chains;

    - Properties that are located within attractive demographic areas relative to the business of their tenants, with high visibility and easy access to major thoroughfares;

    - Properties that can be purchased with the simultaneous execution or assumption of long-term, net lease agreements, providing the opportunity for both current income and future rent increases (typically subject to ceilings) based on increases in the consumer price index, fixed increases or additional rent calculated as a percentage of the tenant's gross sales above a specified level; and

    - Properties that can be acquired at or below their appraised value at prices generally ranging from $300,000 to $10 million.

    PORTFOLIO MANAGEMENT STRATEGY. The active management of the property portfolio is an essential component of our long-term strategy. We continually monitor our portfolio for changes that could affect the performance of the industries, tenants, and locations in which we have invested. Realty Income's investment committee meets weekly to review industry research, tenant research and property due diligence, and the executive committee meets at least monthly to discuss property operations and portfolio management. This monitoring typically includes ongoing review and analysis of:

    - The performance of various tenant industries;

    - The operation, management, business planning, and financial condition of the tenants;

    - The health of the individual markets in which we own properties, from both an economic and real estate standpoint; and

    - The physical maintenance of our individual properties.

    The portfolio is analyzed on an ongoing basis with a view towards optimizing performance and returns.

    While we generally intend to hold our net lease properties for long-term investment, we actively manage our portfolio of net lease properties. We pursue a strategy of identifying properties that may be sold at attractive prices, particularly where we believe reinvestment of the sales proceeds can generate a higher cash flow to us than by retaining the property. While we pursue such a strategy, we only do so within the constraints of the income tax rules regarding REIT status.

    CAPITAL STRATEGY. We have a $150 million, three year, revolving, unsecured acquisition Credit Facility which expires in December 2000. As of October 15, 1998, the outstanding balance on the Credit Facility was $118.8 million with an effective interest rate of approximately 6.40%. A commitment fee of 0.15% per annum accrues on the total credit commitment. We are and have been in compliance with the various leverage and interest coverage ratio limitations required by the Credit Facility. The Credit Facility has been and is expected to be used to acquire additional retail properties leased to regional and national retail chains under long-term, net lease agreements.

    We utilize our Credit Facility as a vehicle for the short-term financing of the acquisition of new properties. When outstanding borrowings under the Credit Facility reach a certain level (generally in the range of $75 to $125 million), we intend to refinance those borrowings with the net proceeds of long-term or permanent financing, which may include the issuance of common stock, preferred stock or convertible preferred stock, debt securities or convertible debt securities. However, there can be no assurance that we will be able to effect the refinancing or that market conditions prevailing at the time of refinancing will enable us to issue equity or debt securities upon acceptable terms. We believe that we are best served by a conservative capital structure, with a majority of our capital consisting of equity. As of October 15, 1998, our total outstanding credit facility borrowings and outstanding notes was $228.8 million or approximately 25.7% of our total capitalization (defined as shares of our common stock outstanding multiplied by the last reported sales price of the common stock on the NYSE on October 14, 1998 of $24.6875 per share plus the outstanding borrowings on the Credit Facility and outstanding notes at October 15, 1998).

    We believe that our cash and cash equivalents on hand, cash provided from operating activities and borrowing capacity are sufficient to meet our liquidity needs for the foreseeable future; however, we intend to utilize additional sources of capital to fund property acquisitions and repay borrowings under our Credit Facility.

    We received investment grade corporate credit ratings from Duff & Phelps Credit Rating Company, Moody's Investor Services, Inc., and Standard & Poor's Ratings Group in December 1996. Currently, Duff & Phelps has assigned a rating of BBB, Moody's has assigned a rating of Baa3, and Standard & Poor's has assigned a rating of BBB- to our senior debt. These ratings could change based upon, among other things, our results of operations and financial condition.

    COMPETITIVE STRATEGY. We believe that, to utilize our investment philosophy and strategy most successfully, we must seek to maintain the following competitive advantages:

    - SIZE AND TYPE OF INVESTMENT PROPERTIES: We believe that smaller ($300,000 to $10,000,000) retail net leased properties represent an attractive investment opportunity in today's real estate environment. Due to the complexities of acquiring and managing a large portfolio of relatively small assets, we believe that these types of properties have not experienced significant institutional participation or the corresponding yield reduction experienced by larger income producing properties. We believe the less intensive day to day property management required by net lease agreements, coupled with the active management of a large portfolio of smaller properties by us, is an effective investment strategy.

         The tenants of Realty Income's freestanding retail properties generally provide goods and services which satisfy basic human needs. In order to grow and expand, they generally need capital. Since the acquisition of real estate is typically the single largest capital expenditure of many of these retailers, Realty Income's method of purchasing the property and then leasing it back under a net lease arrangement allows the retail chain to free up capital.

    - INVESTMENT IN NEW INDUSTRIES: Though we specialize in single-tenant properties, we will seek to further diversify our portfolio among a variety of industries. We believe that diversification will allow us to invest in industries that are currently growing and have characteristics we find attractive. These characteristics include, but are not limited to, industries dominated by local operators where regional and national chain operators can gain market share and dominance through more efficient operations, as well as industries taking advantage of major demographic shifts in the population base. For example, in the early 1970s, Realty Income targeted the fast food industry to take advantage of the country's increasing desire to dine away from home, and in the early 1980s, we targeted the child day care industry, responding to the need for professional child care as more women entered the work force. During the first six months of 1998, two new industries were added to our portfolio. The two new industries are Health and Fitness, and Private Education, bringing the total number of industries in our portfolio to 15.

    - DIVERSIFICATION: Diversification of the portfolio by industry type, tenant and geographic location is key to our objective of providing predictable investment results for our stockholders. As we expand we will seek to further diversify our portfolio. During the first six months of 1998, 11 new retail chains and one new state were added to Realty Income's portfolio, bringing the total number of retail chains in our portfolio to 54 and the total number of states to 43.

    - MANAGEMENT SPECIALIZATION: We believe that our management's specialization in single tenant properties operated under net lease agreements is important to meeting our objectives. We plan to maintain this specialization and will seek to employ and train high quality professionals in this specialized area of real estate ownership, finance and management.

    - TECHNOLOGY: We intend to stay at the forefront of technology in our efforts to efficiently and economically carry out our operations. We maintain a sophisticated information system that allows us to analyze our portfolio's performance and actively manage our investments. We believe that technology and information based systems will play an increasingly important role in our competitiveness as an investment manager and source of capital to a variety of industries and tenants.

PROPERTIES

    As of July 1, 1998, we owned a diversified portfolio of 887 properties located in 43 states with over 6.9 million square feet of leasable space. At July 1, 1998, approximately 99% of the properties were under net lease agreements. Net leases typically require the tenant to be responsible for minimum monthly rent and property operating expenses including property taxes, insurance and maintenance.

    Our net leased retail properties are retail locations primarily leased to regional and national retail chain store operators. The average leasable retail space of the 887 properties is approximately 7,800 square feet on approximately 47,000 square feet of land. Generally, buildings are single-story properties with adequate parking on site to accommodate peak retail traffic periods. The properties tend to be on major thoroughfares with relatively high traffic counts and adequate access, egress and proximity to a sufficient population base to constitute a sufficient market or trade area for the retailer's business.

    The following table sets forth certain information regarding our properties as of July 1, 1998, as well as historical data classified according to industry.

                                                                                              HISTORICAL FOR THE
                                                                                                  YEARS ENDED
                                                      APPROXIMATE                PERCENT OF      DECEMBER 31,
                                          NUMBER OF    LEASABLE     ANNUALIZED   ANNUALIZED   -------------------
INDUSTRY                                  PROPERTIES  SQUARE FEET     RENT(1)       RENT      1997   1996   1995
----------------------------------------  ---------   -----------   -----------  ----------   -----  -----  -----
Apparel Stores..........................       5         228,800    $ 3,927,000      4.5%       0.7%   -- %   -- %
Automotive Parts........................     112         613,700      7,398,000      8.4        9.1    10.5   11.4
Automotive Service......................      97         322,700      6,742,000      7.7        6.4     4.8    3.7
Book Stores.............................       1          30,000        450,000      0.5        0.5   --     --
Child Care..............................     315       2,007,300     24,502,000     27.9       35.9    42.0   45.6
Consumer Electronics....................      37         559,200      4,432,000      5.1        6.5     0.9  --
Convenience Stores......................      61         168,200      5,301,000      6.0        5.5     4.6    2.4
Health & Fitness........................       1          32,700        360,000      0.4       --     --     --
Home Furnishings........................      35       1,016,100      8,065,000      9.2        5.6     4.4    2.9
Office Supplies.........................       8         198,400      2,476,000      2.8        1.7   --     --
Pet Supplies & Services.................       2          28,100        435,000      0.5        0.2   --     --
Private Education.......................       3          59,300      1,000,000      1.1       --     --     --
Restaurants.............................     170         861,200     13,902,000     15.9       19.8    24.4   24.7
Shoe Stores.............................       2          27,700        529,000      0.6        0.2   --     --
Video Rental............................      26         194,000      3,315,000      3.8        0.6   --     --
Other...................................      12         555,600      4,895,000      5.6        7.3     8.4    9.3
                                             ---      -----------   -----------    -----      -----  -----  -----
Totals..................................     887       6,903,000    $87,729,000    100.0%     100.0%  100.0%  100.0%
                                             ---      -----------   -----------    -----      -----  -----  -----
                                             ---      -----------   -----------    -----      -----  -----  -----

------------------------

(1) Annualized rent is calculated by multiplying the monthly contractual base rent as of July 1, 1998 for each of the properties by 12, and adding the previous twelve month's historic percentage rent, which totaled $1.7 million (I.E., additional rent calculated as a percentage of the tenant's gross sales above a specified level). For the properties under construction, an estimated contractual base rent is used based upon the estimated total costs of the properties.

    The following table sets forth certain state-by-state information regarding Realty Income's portfolio at July 1, 1998:

                                                                                                               PERCENT OF
                                                                                 APPROXIMATE                      TOTAL
                                                       NUMBER OF      PERCENT      LEASABLE     ANNUALIZED     ANNUALIZED
STATE                                                 PROPERTIES      LEASED     SQUARE FEET      RENT(1)         RENT
---------------------------------------------------  -------------  -----------  ------------  -------------  -------------
Alabama............................................            8           100%       56,600   $     537,000          0.6%
Arizona............................................           28            99       183,800       2,557,000          2.9
Arkansas...........................................            3           100        14,600         191,000          0.2
California.........................................           52            94       987,800      11,028,000         12.6
Colorado...........................................           41           100       228,500       3,208,000          3.7
Connecticut........................................            9           100       216,300       2,825,000          3.2
Florida............................................           56           100       564,000       5,845,000          6.7
Georgia............................................           46           100       266,600       3,838,000          4.4
Idaho..............................................           12           100        58,500         856,000          1.0
Illinois...........................................           29           100       202,200       2,579,000          2.9
Indiana............................................           24           100       130,000       1,691,000          1.9
Iowa...............................................            9           100        60,300         574,000          0.7
Kansas.............................................           19           100       192,500       2,128,000          2.4
Kentucky...........................................           13           100        43,500       1,078,000          1.2
Louisiana..........................................            5           100        39,600         508,000          0.6
Maryland...........................................            6           100        34,900         535,000          0.6
Massachusetts......................................            6           100        37,900         731,000          0.8
Michigan...........................................            7           100        44,800         652,000          0.8
Minnesota..........................................           18           100       126,500       1,950,000          2.2
Mississippi........................................           14           100       143,100       1,066,000          1.2
Missouri...........................................           30           100       176,800       2,182,000          2.5
Montana............................................            2           100        30,000         296,000          0.3
Nebraska...........................................            9           100        93,700       1,134,000          1.3
Nevada.............................................            7           100        86,400       1,333,000          1.5
New Hampshire......................................            1           100         6,400         125,000          0.1
New Jersey.........................................            2           100        22,700         351,000          0.4
New Mexico.........................................            3           100        12,000         107,000          0.1
New York...........................................            9           100       170,600       3,596,000          4.1
North Carolina.....................................           28           100       125,800       2,228,000          2.5
Ohio...............................................           63           100       309,900       4,990,000          5.7
Oklahoma...........................................           15           100        85,800       1,020,000          1.2
Oregon.............................................           17           100        92,400       1,257,000          1.4
Pennsylvania.......................................           16           100       118,400       1,685,000          1.9
South Carolina.....................................           22           100        90,500       1,419,000          1.6
South Dakota.......................................            1           100         6,100          84,000          0.1
Tennessee..........................................           20           100       188,400       2,235,000          2.6
Texas..............................................          138           100     1,109,800      11,157,000         12.7
Utah...............................................            7           100        45,400         594,000          0.7
Virginia...........................................           28           100       115,400       2,447,000          2.8
Washington.........................................           43           100       252,600       3,406,000          3.9
West Virginia......................................            2           100        16,800         147,000          0.2
Wisconsin..........................................           15           100        95,000       1,291,000          1.5
Wyoming............................................            4           100        20,100         268,000          0.3
                                                             ---           ---   ------------  -------------        -----
  Totals...........................................          887            99%    6,903,000   $  87,729,000        100.0%
                                                             ---           ---   ------------  -------------        -----
                                                             ---           ---   ------------  -------------        -----

------------------------

(1) Annualized rent is calculated by multiplying the monthly contractual base rent as of July 1, 1998 for each of the properties by 12, and adding the previous twelve month's historic percentage rent, which totaled $1.7 million (I.E., additional rent calculated as a percentage of the tenant's gross sales above a specific level). For properties under construction, an estimated contractual base rent is used based upon the estimated total costs of each property.

    Of the 887 properties in the portfolio as of July 1, 1998, 881 were single-tenant properties and the remaining properties were multi-tenant properties. As of July 1, 1998, over 99%, or 878 of our 881 single tenant properties, were leased pursuant to leases with an average remaining lease term (excluding extension options) of approximately 8.4 years. The following table sets forth certain information regarding the timing of initial lease term expirations (excluding extension options) on our 878 net leased, single tenant retail properties:

                                                                            NUMBER OF      ANNUALIZED     PERCENT OF
                                                                             LEASES           BASE        ANNUALIZED
YEAR                                                                        EXPIRING       RENT(1)(2)      BASE RENT
------------------------------------------------------------------------  -------------  --------------  -------------
1998....................................................................            2     $     96,000           0.1%
1999....................................................................           30        1,248,000           1.5
2000....................................................................           38        1,969,000           2.4
2001....................................................................           48        4,076,000           5.0
2002....................................................................           79        6,346,000           7.7
2003....................................................................           66        5,147,000           6.3
2004....................................................................          111        9,056,000          11.0
2005....................................................................           84        6,036,000           7.4
2006....................................................................           29        2,473,000           3.0
2007....................................................................           91        5,793,000           7.1
2008....................................................................           53        4,356,000           5.3
2009....................................................................           16        1,144,000           1.4
2010....................................................................           39        3,706,000           4.5
2011....................................................................           36        4,669,000           5.7
2012....................................................................           52        5,854,000           7.1
2013....................................................................           48        8,401,000          10.2
2014....................................................................            6          749,000           0.9
2015....................................................................           27        4,976,000           6.1
2016....................................................................           10        1,640,000           2.0
2017....................................................................           11        4,092,000           5.0
2018....................................................................            2          221,000           0.3
                                                                                  ---    --------------        -----
  Totals................................................................          878     $ 82,048,000         100.0%
                                                                                  ---    --------------        -----
                                                                                  ---    --------------        -----

------------------------

(1) Annualized base rent is calculated by multiplying the monthly contractual base rent as of July 1, 1998 for each of the properties by 12. For properties under construction, an estimated contractual base rent is used based upon the estimated total costs of each property. Annualized base rent does not include percentage rents (I.E., additional rent calculated as a percentage of the tenant's gross sales above a specified level), if any, that may be payable under leases covering certain of the properties. Percentage rent for the previous twelve months totaled $1.7 million.

(2) The table does not include six multi-tenant properties and three vacant, unleased properties owned by Realty Income. The lease expirations for properties under construction are based on the estimated date of completion of such properties.

    DESCRIPTION OF LEASING STRUCTURE. At July 1, 1998, approximately 99% of our properties were leased pursuant to net leases. In most cases, the leases are for initial terms of from 10 to 20 years and the tenant has an option to extend the initial term. The leases generally provide for a minimum base rent plus future rent increases (typically subject to ceilings) based on increases in the consumer price index, fixed increases or additional rent calculated as a percentage of the tenant's gross sales above a specified level. Where leases provide for rent increases based on increases in the consumer price index, typically these increases permanently become part of the base rent. Where leases provide for percentage rent, this additional rent is typically payable only if the tenant's gross sales for a given period (usually one year) exceed a specified level, and then is typically calculated as a percentage of only the amount of gross sales in excess of that level. In general, the leases require the tenant to pay property taxes, insurance, and expenses of maintaining the property.

    MATTERS PERTAINING TO CERTAIN PROPERTIES AND TENANTS. Our two largest tenants are Children's World Learning Centers and La Petite Academy which accounted for approximately 16.0% and 10.6%, respectively, of our annualized rental revenue as of July 1, 1998. In general, a downturn in the industry represented by these tenants, whether nationwide or limited to specific sectors of the United States, could adversely affect tenants in this industry, which in turn could materially adversely affect our financial position and results of operations and our ability to make distributions to stockholders and debt service payments. In addition, a substantial number of our properties are leased to middle market retail chains which generally have more limited financial and other resources than certain upper market retail chains and therefore are more likely to be adversely affected by a downturn in their respective businesses or in the regional or national economy generally.

    Three of our properties were vacant as of July 1, 1998 and available for lease. One of the vacant properties was previously leased to a restaurant operator, one to a convenience store operator and one to an automotive parts store operator. As of July 1, 1998, 28 of our properties, which were under lease, were vacant and available for sublease by the tenant. All of these tenants were current with their rent and other lease obligations.

    On September 5, 1997, Levitz Furniture filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code. Levitz Furniture occupies four of our properties: two in California, one in Texas and one in Florida. As of July 1, 1998, the monthly base rent multiplied by 12 from the four stores leased to Levitz Furniture was approximately $2.5 million, or approximately 2.9% of our total annualized base rent at that date. The four Levitz stores owned by Realty Income are currently open and operating. Levitz continues to be current on its rental obligations to us. In court filings, Levitz has indicated that it intends to close two of the four locations. The two locations represent 1.5% of our annualized rent. We believe that the demand in the markets for these two properties will allow us to find suitable replacement tenants.

    DEVELOPMENT OF CERTAIN PROPERTIES. Of the 66 properties we acquired during the first six months of 1998, 64 were occupied as of October 1, 1998 and the remaining two were pre-leased and under construction pursuant to contracts under which the tenants have agreed to develop the properties (with development costs funded by us) and to begin paying rent when the premises open for business. In the case of development properties, we typically enter into an agreement with a tenant pursuant to which the tenant retains a contractor to construct the property and we fund the costs of the development. The tenant is contractually obligated to complete the construction on a timely basis, generally within eight months after we purchase the land, and to pay construction cost overruns to the extent they exceed the construction budget by more than a predetermined amount. We also enter into a lease with the tenant at the time we purchase the land, which generally requires that the tenant begin paying base rent, calculated as a percentage of our acquisition cost for the property, including construction cost and capitalized interest, when the premises opens for business. During the first six months of 1998, we acquired 10 development properties, eight of which have been completed and were operating and paying rent as of October 1, 1998. We will continue to seek to acquire land for development under similar arrangements.

                                   MANAGEMENT

    The following table sets forth the senior officers and members of the Board of Directors of Realty Income:

NAME                                AGE                             TITLE AND BUSINESS EXPERIENCE
------------------------------      ---      ----------------------------------------------------------------------------
Thomas A. Lewis...............          45   CHIEF EXECUTIVE OFFICER, DIRECTOR AND VICE CHAIRMAN OF THE BOARD
                                             Chief Executive Officer (May 1997 - present).
                                             Vice Chairman of the Board of Directors, and a Director of the Company
                                               (September 1993 - present).
                                             Vice President, Capital Markets (September 1993 - May 1997).
                                             With R.I.C. Advisor, Inc. ("R.I.C. Advisor") from 1987 until the merger of
                                               R.I.C. Advisor with the Company on August 17, 1995 (the "Merger").
                                             Senior Vice President with Johnstown Capital, a real estate management and syndication company (1982 - 1987); Investment Specialist with Sutro & Co.
                                               Inc. a member of the New York Stock Exchange (1979 - 1982); Procter &
                                               Gamble Company (1974 - 1979).

Richard J. VanDerHoff.........          45   PRESIDENT, CHIEF OPERATING OFFICER AND DIRECTOR
                                             President and Chief Operating Officer (November 1994 - present).
                                             Director (July 1996 - present).
                                             General Counsel (August 1994 - November 1994).
                                             With R.I.C. Advisor from 1987 until the Merger.
                                             Vice President, General Counsel and Secretary of FNCO Corporation, an owner and operator of community newspaper companies located throughout the midwest United States (1984 - 1987).
                                             Private law practice specializing in real property and business law (1980 -
                                               1984).

Gary M. Malino................          40   SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                                             Senior Vice President (August 1997 - present).
                                             Treasurer of the Company (August 1995 - present).
                                             Chief Financial Officer (August 1994 - present).
                                             Vice President of the Company (August 1995 - August 1997).
                                             With R.I.C. Advisor from May 1985 until the Merger.
                                             Certified Public Accountant with Kendall & Forman, an accountancy corporation (1981 - 1985).
                                             Assistant Controller with McMillin Development Company, a real estate development company (1979 - 1981).

Michael R. Pfeiffer...........          38   SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                             Senior Vice President (August 1997 - present).
                                             General Counsel and Secretary (August 1995 - present).
                                             Vice President (August 1995 - August 1997).
                                             With R.I.C. Advisor from 1990 until the Merger.
                                             Private practice specializing in real estate transactional law (1987 -
                                               1990).
                                             Associate Counsel with First American Title Insurance Company (1986 - 1987).
                                             He is a licensed attorney and member of the State Bar of California and the
                                               State Bar of Florida.

NAME                                AGE                             TITLE AND BUSINESS EXPERIENCE
------------------------------      ---      ----------------------------------------------------------------------------
Richard G. Collins............          50   SENIOR VICE PRESIDENT, PORTFOLIO ACQUISITIONS
                                             Senior Vice President, Portfolio Acquisitions (August 1997 - present).
                                             Vice President, Portfolio Acquisitions (June 1997 - August 1997).
                                             Vice President, Portfolio Management (August 1995 - June 1997).
                                             With R.I.C. Advisor from 1990 until the Merger.
                                             Principal in the acquisition and sale of land and commercial real estate and a general partner for land and commercial real estate partnerships (1979 -
                                               1990).
                                             Leasing and sales specialist in the Office Properties Division for Grubb &
                                               Ellis Commercial Real Estate Services (1974 - 1979).

William E. Clark..............          61   CHAIRMAN OF THE BOARD
                                             Chairman of the Board of Directors and a Director (September 1993 -
                                               present).
                                             Chief Executive Officer (September 1993 - May 1997).
                                             Co-founder and a director and an officer of R.I.C. Advisor from 1969 until the Merger.
                                             A principal in commercial real estate acquisition, development, management and sales for over 30 years. His involvement includes land acquisition, tenant lease negotiations, construction and sales of prime commercial properties for regional and national fast-food restaurant, automotive and retail chain store operations throughout the United States.
                                             Member of the Audit Committee, the Compensation Committee and the Corporate
                                               Governance Committee.

Donald R. Cameron.............          58   DIRECTOR
                                             Director (August 1994 - present).
                                             Co-founder and President of Cameron, Murphy & Spangler, Inc., a securities broker-dealer firm located in Pasadena, California.
                                             Worked at the securities brokerage firm of Glore Forgan Staats, Inc. and its successors (1969 - 1975).
                                             Chairman of the Compensation Committee, a member of the Audit Committee, the
                                               Special Committee and the Corporate Governance Committee.
                                             Currently a director of Ayr United Football and Athletic Club, Ltd.

Roger P. Kuppinger............          57   DIRECTOR
                                             Director (August 1994 - present).
                                             Self-employed investment banker and financial advisor and an active investor in both private and public companies.
                                             Managing Director at the investment banking firm Sutro & Co. Inc from 1969 to March 1994.
                                             Prior to joining Sutro & Co. Inc. in 1969, he worked at First Interstate
                                               Bank, formerly named United California Bank (1964 - 1969).
                                             He has served on over ten boards of directors for both public and private companies, and currently serves on the board of directors of BRE
                                               Properties, Inc.
                                             Chairman of the Audit Committee, and member of the Compensation Committee, the Special Committee and the Corporate Governance Committee.

NAME                                AGE                             TITLE AND BUSINESS EXPERIENCE
------------------------------      ---      ----------------------------------------------------------------------------
Michael D. McKee..............          52   DIRECTOR
                                             Director (August 1994 - present).
                                             Executive Vice President of The Irvine Company (March 1994 - present).
                                             Chief Financial Officer of The Irvine Company (January 1997 - present).
                                             Former partner in the law firm of Latham & Watkins (1987-1994).
                                             His business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities.
                                             Currently a member of the board of directors of The Irvine Company, Health
                                               Care Property Investors, Inc., Circus Circus Enterprises, Inc. and Irvine
                                               Apartment Communities, Inc.
                                             Chairman of the Special Committee and member of the Compensation Committee, the Audit Committee and the Corporate Governance Committee.

Willard H. Smith Jr...........          61   DIRECTOR
                                             Director (July 1996 - present).
                                             Managing Director, Equity Capital Markets Division, of Merrill Lynch & Co.
                                               (1983 - 1996).
                                             F. Eberstadt & Co. (1971 - 1979).
                                             Serves on the board of directors of five investment companies: Cohen &
                                               Steers Realty Shares; Cohen & Steers Realty Income Fund; Cohen & Steers
                                               Total Return Realty Fund; and Cohen & Steers Special Equity Fund, Inc. and
                                               Cohen & Steers Equity Income Fund.
                                             Member of the board of directors of Essex Property Trust and Highwoods
                                               Property Trust, two NYSE listed real estate investment trusts, and Willis
                                               Lease Finance Corporation, a Nasdaq-listed company.
                                             Chairman of the Corporate Governance Committee and a member of the Audit
                                               Committee, the Special Committee and the Compensation Committee.

                            DESCRIPTION OF THE NOTES

    The following description of the particular terms of the notes offered in this Prospectus Supplement augments and, to the extent inconsistent with the accompanying Prospectus, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus. The following statements relating to the notes and the Indenture (as defined below) are summaries of provisions contained in the notes and the Indenture and do not purport to be complete. These statements are qualified by reference to the provisions of the notes and the Indenture, including the definitions in the notes and Indenture of certain terms. Unless otherwise expressly stated or the context otherwise requires, all references to the "Company" appearing under this caption "Description of the Notes" and under the caption "Description of Debt Securities" in the accompanying Prospectus will mean Realty Income Corporation excluding its consolidated subsidiaries. Other capitalized terms used under this caption, "Description of the Notes" but not otherwise defined will have the meanings given to them in the accompanying Prospectus.

    The notes constitute Debt Securities (which are more fully described in the accompanying Prospectus), to be issued pursuant to an indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The notes are subject to all those terms, and investors are referred to the Indenture and the TIA for a statement of those terms.

GENERAL

    The notes will be a separate series of Debt Securities under the Indenture, limited in aggregate principal amount to $115 million. This series may not be reopened for the issuance of additional Debt Securities of this series. The notes will be direct, senior unsecured obligations of the Company and will rank equally with all other senior unsecured indebtedness of the Company from time to time outstanding. The notes will be effectively subordinated to all indebtedness and other liabilities (including guarantees) of the Company's subsidiaries and will also be effectively subordinated to any senior secured indebtedness of the Company to the extent of any collateral pledged as security therefor. As of June 30, 1998, subsidiary indebtedness (not including guarantees of borrowings under the Credit Facility) and other liabilities (primarily rents received in advance) aggregated approximately $206,000 and the Company (excluding its subsidiaries) had unsecured senior indebtedness aggregating approximately $208.6 million and senior secured indebtedness aggregating approximately $788,000. See "Use of Proceeds" and "Capitalization." Subject to certain limitations set forth in the Indenture and as described below under "--Additional Covenants of the Company," the Indenture will permit the Company and its subsidiaries to incur additional secured and unsecured indebtedness.

    The notes will be issued only in fully registered form without coupons, in denominations of $25 and integral multiples thereof. The notes will be evidenced by a global note (the "Global Note") in book-entry form, except under the limited circumstances described below under "--Book Entry System." Notices or demands to or upon the Company in respect of the notes and the Indenture may be served and, if notes are issued in definitive certificated form, notes may be surrendered for payment, registration of transfer or exchange, at the office or agency of the Company maintained for this purpose in the Borough of Manhattan, The City of New York, which will initially be the corporate trust office of the Trustee, which on the date of this Prospectus Supplement is located at
Attention: Corporate Trust Administration, 101 Barclay Street, 21st Floor, New York, New York 10286.

    Reference is made to the section titled "Description of Debt Securities--Certain Covenants" in the accompanying Prospectus and "--Additional Covenants of the Company" below for a description of certain covenants applicable to the notes. Compliance with these covenants generally may not be waived unless the holders of a majority in principal amount of the outstanding notes consent to the waiver. In addition, the defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the notes; covenant defeasance will be applicable with respect to the covenants described in the accompanying Prospectus under "Description of Debt Securities--Certain Covenants" (except the covenant requiring the Company to preserve and keep in full force and effect its corporate existence) and the covenants described below under "--Additional Covenants of the Company."

    Except as described under "Description of Debt Securities--Merger, Consolidation or Sale of Assets" in the accompanying Prospectus or "--Additional Covenants of the Company" below, the Indenture does not contain any provisions that would afford holders of the notes protection in the event of (i) a highly leveraged or similar transaction involving the Company, (ii) a change of control or the management of the Company, or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the notes. In addition, subject to the limitations set forth under "Description of Debt Securities--Merger, Consolidation or Sale of Assets" in the accompanying Prospectus, the Company may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Company with another entity that would increase the amount of the Company's indebtedness or substantially reduce or eliminate the Company's assets, which may have an adverse affect on the Company's ability to service its indebtedness, including the notes.

    The Company has no present intention of engaging in a highly leveraged or similar transaction involving the Company. In addition, certain restrictions on ownership and transfers of the Company's capital stock designed to preserve its status as a REIT may act to prevent or hinder any such transaction or change of control.

INTEREST AND MATURITY

    The notes will mature on            , 2008 (the "Maturity Date"). The notes
are not subject to any sinking fund. The notes are not subject to redemption at the Company's option and are not subject to repayment or repurchase by the Company at the option of the Holders (as defined below).

    The notes will bear interest at the rate per annum set forth on the cover
page of this Prospectus Supplement from         or from the immediately
preceding Interest Payment Date (as defined below) to which interest has been paid, payable in arrears on the 15th of each month (the "Interest Payment Dates"), commencing December 15, 1998, to the persons (the "Holders") in whose names the notes are registered in the security register applicable to the notes at the close of business on the 1st of each month (the "Regular Record Dates"), as the case may be, immediately before the Interest Payment Dates regardless of whether the Regular Record Date is a Business Day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

    If any Interest Payment Date, the Maturity Date, or any other day on which the principal of, premium, if any, or interest on a note becomes due and payable falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after the Interest Payment Date, Maturity Date or other date, as the case may be.

ADDITIONAL COVENANTS OF THE COMPANY

    Reference is made to the section titled "Description of Debt Securities" in the accompanying Prospectus for a description of certain covenants applicable to the notes. In addition to the foregoing, the following covenants of the Company will apply to the notes for the benefit of the Holders of the notes:

    LIMITATION ON INCURRENCE OF TOTAL DEBT. The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt if, immediately after giving effect to the incurrence of this additional Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (i) the Company's Total Assets as of the end of the latest fiscal quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if this filing is not required under the Exchange Act, with the Trustee) before the incurrence of this additional Debt and (ii) the increase, if any, in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the application of the proceeds of the additional Debt (this increase together with the Company's Total Assets is referred to as the "Adjusted Total Assets").

    LIMITATION ON INCURRENCE OF SECURED DEBT. The Company will not, and will not permit any Subsidiary to, incur any Secured Debt other than Intercompany Debt if, immediately after giving effect to the incurrence of this additional Secured Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the Company's Adjusted Total Assets.

    DEBT SERVICE COVERAGE. The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended before the date on which the additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of this Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) this Debt and any other Debt incurred by the Company or any of its Subsidiaries since the first day of the four-quarter period and the application of the proceeds therefrom (including to refinance other Debt since the first day of the four-quarter period) had occurred on the first day of the period, (ii) the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of the four-quarter period had occurred on the first day of the period (except that, in making the computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of the Debt during the period), and (iii) in the case of any acquisition or disposition by the Company or any Subsidiary of any asset or group of assets since the first day of the four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition had occurred on the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on the Debt will be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire four-quarter period had been the applicable rate for the entire period.

    MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. The Company will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries, computed on a consolidated basis in accordance with GAAP.

    As used herein:

        "ANNUAL DEBT SERVICE CHARGE" as of any date means the amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries.

        "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Consolidated Net Income plus, without duplication, amounts which have been deducted in determining Consolidated Net Income during the period for (i) Consolidated Interest Expense, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for losses from sales or joint ventures, (v) provision for impairment losses, (vi) increases in deferred taxes and other non-cash charges, (vii) charges resulting from a change in accounting principles, and (viii) charges for early extinguishment of debt, and less, without duplication, amounts which have been added in determining Consolidated Net Income during the period for
    (a) provisions for gains from sales or joint ventures, and (b) decreases in deferred taxes and other non-cash items.

        "CONSOLIDATED INTEREST EXPENSE" for any period, and without duplication, means all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) but excluding legal fees, title insurance charges, other out-of-pocket fees and expenses incurred in connection with the issuance of Debt and the amortization of any debt issuance costs that are capitalized, all determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

        "CONSOLIDATED NET INCOME" for any period means the amount of consolidated net income (or loss) of the Company and its Subsidiaries for the period determined on a consolidated basis in accordance with GAAP.

        "DEBT" means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) money borrowed or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement or any security interest existing on property owned by the Company or any Subsidiary, (iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any Subsidiary as lessee that is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any items (other than letters of credit) would appear as liabilities on the Company's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary) of the type referred to in (i), (ii), (iii) or (iv) above (it being understood that Debt will be deemed to be incurred by the Company or any Subsidiary whenever the Company or Subsidiary will create, assume, guarantee or otherwise become liable in respect thereof).

        "EXECUTIVE GROUP" means, collectively, those individuals holding the offices of Chairman, Vice Chairman, Chief Executive Officer, President, Chief Operating Officer, or any Vice President of the Company.

        "GAAP" means generally accepted accounting principles, as in effect from time to time, as used in the United States applied on a consistent basis.

        "INTERCOMPANY DEBT" means indebtedness owed by the Company or any Subsidiary solely to the Company or any Subsidiary.

        "SECURED DEBT" means Debt secured by any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other security interest or agreement granting or conveying security title to or a security interest in real property or other tangible assets.

        "SUBSIDIARY" means (i) any corporation, partnership, joint venture, limited liability company or other entity the majority of the shares, if any, of the non-voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except for directors' qualifying shares) are at the time directly or indirectly owned by the Company, any other Subsidiary or Subsidiaries, and/or one or more individuals of the Executive Group (or, in the event of death or disability of any of the individuals, his/her respective legal representative(s), or the individuals' successors in office as an officer of the Company), and (ii) any other entity the accounts of which are consolidated with the accounts of the Company. The foregoing definition of "Subsidiary" will only be applicable with respect to the covenants and other definitions set forth herein under "--Additional Covenants of the Company" and, insofar as the provisions described in the accompanying Prospectus under "Description of Debt Securities--Merger, Consolidation or Sale of Assets" apply to the notes, the foregoing definition of Subsidiary will be applicable instead of the definition of "Subsidiary" set forth in the accompanying Prospectus.

        "TOTAL ASSETS" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable and intangibles).

        "TOTAL UNENCUMBERED ASSETS" as of any date means Total Assets minus the value of any properties of the Company and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest, trust deed, deed of trust, deed to secure debt, security agreement, or other encumbrance of any kind (other than those relating to Intercompany Debt), including the value of any stock of any Subsidiary that is so encumbered determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the value of each property will be equal to the purchase price or cost of each property and the value of any stock subject to any encumbrance will be determined by reference to the value of the properties owned by the issuer of the stock as aforesaid.

        "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the amount of real estate assets of the Company and its Subsidiaries on the date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

        "UNSECURED DEBT" means Debt of the Company or any Subsidiary that is not Secured Debt.

BOOK-ENTRY SYSTEM

    The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal, premium, if any, and interest and transfers of interests in the Global Note. Upon issuance, the notes will only be issued in the form of a Global Note which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a Global Note may not be transferred except as a whole (i) by DTC to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any nominee to a successor of DTC or a nominee of a successor.

    Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC for such Global Note ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the notes represented by such Global Note beneficially owned by participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Note.

    So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the notes represented by the Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or if an owner of a beneficial interest in a Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take this action, and the participants would authorize beneficial owners owning through the participants to give or take this action or would otherwise act upon the instructions of beneficial owners holding through them.

    Principal, premium, if any, and interest payments on interests represented by a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Note. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership of interests in the Global Notes or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Note as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through the participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

    The Indenture will provide that if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act at any time when the depositary is required to be so registered to act as depositary for the notes and a successor depositary is not appointed within 90 days after the Company receives notice or learns of such ineligibility, (ii) the Company determines that the notes will no longer be represented by a Global Note and executes and delivers to the Trustee an officers' certificate to that effect or (iii) an Event of Default with respect to the notes will have occurred and be continuing and beneficial owners representing a majority in aggregate principal amount of the outstanding notes advise DTC to cease acting as depositary for the notes, the Company will issue the notes in definitive form in exchange for interests in the Global Note. Any notes issued in definitive form in exchange for interests in the Global Note will be registered in such name or names, and will be issued in denominations of $25 and integral multiples thereof, as DTC will instruct the Trustee. It is expected that these instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the Global Note.

    DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in these securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the notes will be made by the Underwriters in immediately available funds. All payments of principal, premium, if any, and interest in respect of the notes will be made by the Company by wire transfer of immediately available funds to an account maintained in the United States; provided that, if notes are issued in definitive certificated form, the Holders thereof will have given appropriate wire transfer instructions to the Company.

    The notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. The Company expects that secondary trading in the certificated securities, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the purchase agreement (the "Purchase Agreement"), we have agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated, ("Merrill Lynch"), A.G. Edwards & Sons, Inc., PaineWebber Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, EVEREN Securities, Inc., Sutro & Co. Incorporated and Wheat First Union, a division of Wheat First Securities, Inc. (the "Underwriters"), and the Underwriters have severally agreed to purchase the respective principal amount of notes set forth opposite their names below. In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth in the Purchase Agreement, to purchase all of the notes offered in this Prospectus Supplement if any of the notes are purchased. In the event of a default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Purchase Agreement may be terminated.

                                                                                  PRINCIPAL
                                                                                  AMOUNT OF
                                 UNDERWRITER                                        NOTES
------------------------------------------------------------------------------  --------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated........................................................  $
A.G. Edwards & Sons, Inc......................................................
PaineWebber Incorporated......................................................
Donaldson, Lufkin & Jenrette Securities Corporation...........................
EVEREN Securities, Inc........................................................
Sutro & Co. Incorporated......................................................
Wheat First Securities, Inc...................................................
                                                                                --------------
          Total...............................................................  $  100,000,000
                                                                                --------------
                                                                                --------------

    The Underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a
concession not in excess of    % of the principal amount thereof. The
Underwriters may allow, and those dealers may reallow, a discount not in excess
of    % of the principal amount thereof on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    We estimate that we will spend approximately $225,000 for fees and expenses associated with the offering of the notes.

    We have granted to the Underwriters an option to purchase additional notes up to an aggregate amount of $15,000,000, at the public offering price plus accrued interest, if any, less the underwriting discount shown on the cover page of this Prospectus Supplement, solely to cover overallotments, if any. The option may be exercised at any time within 30 days after the date of this Prospectus Supplement. To the extent that the option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase additional notes proportionate to the Underwriter's initial commitment as indicated in the preceding table.

    The following table shows the per note and total underwriting discount to be paid by us to the Underwriters. This information is presented assuming either no exercise or full exercise by the Underwriters of their overallotment option.

                                                                                     WITHOUT       WITH
                                                                        PER NOTE      OPTION      OPTION
                                                                       -----------  ----------  ----------
Public Offering Price................................................   $           $           $
Underwriting Discount................................................   $           $           $
Proceeds, before expenses, to Realty Income..........................   $           $           $

    The notes constitute a new issue of securities with no established trading market. We intend to list the notes, subject to approval and official notice of issuance, on the New York Stock Exchange under the symbol "OUI". No assurance can be given as to whether or not a trading market for the notes will develop or as to the liquidity of any trading market for the notes which may develop.

    Until the distribution of the notes is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes.

    If the Underwriters create a short position in the notes in connection with this offering, I.E., they sell more notes than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing notes in the open market.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither we nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the Underwriters may be required to make in respect thereof.

    We have agreed for a period of 90 days from the date of this Prospectus Supplement, not to, directly or indirectly, offer for sale, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or be expected to, result in the disposition by any person at any time in the future
of) debt securities (other than the notes offered in this Prospectus Supplement), without the prior written consent of Merrill Lynch.

                                 LEGAL MATTERS

    The validity of the notes to be issued in connection with the offering will be passed upon for Realty Income by Latham & Watkins, Costa Mesa, California. Brown & Wood LLP, San Francisco, California will act as counsel for the Underwriters. Paul C. Pringle is a partner of Brown & Wood LLP and owns 2,052 shares of Realty Income's common stock. Certain matters of Maryland law will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

PROSPECTUS

                                  $300,000,000
                           REALTY INCOME CORPORATION
               DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

                            ------------------------

    Realty Income Corporation, a Maryland corporation (the "Company"), may from time to time offer in one or more series (i) its debt securities (the "Debt Securities"), (ii) shares of its Preferred Stock, $1.00 par value per share (the "Preferred Stock"), or (iii) shares of its Common Stock, $1.00 par value per share (the "Common Stock"), with an aggregate public offering price of up to $300,000,000 on terms to be determined at the time of offering. The Debt Securities, the Preferred Stock and the Common Stock (collectively, the "Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the Company's option or repayment at the holder's option, terms for sinking fund payments, terms for conversion into shares of Preferred Stock or Common Stock, covenants and any initial public offering price; (ii) in the case of Preferred Stock, the specific designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends and other distributions and terms and conditions of redemption and any initial public offering price; and (iii) in the case of Common Stock, any initial public offering price. In addition, such specific terms may include limitations on actual, beneficial or constructive ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Ownership and Transfers of Capital Stock." The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Securities.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is October 1, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statement on Form S-3 (of which this Prospectus is a part) (the "Registration Statement"), the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is currently listed on the New York Stock Exchange ("NYSE") and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Electronic filings made through the Commission's EDGAR filing system are publicly available through the Commission's web site (http://www.sec.gov).

    The Company has filed with the Commission the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the Commission's rules and regulations. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

        (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

        (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

       (iii) the Company's Current Report on Form 8-K dated May 5, 1997; and

        (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to the Corporate Secretary of the Company, 220 West Crest Street, Escondido, California 92025 (telephone number: (760) 741-2111).

                                  THE COMPANY

    Realty Income Corporation, a Maryland corporation (the "Company"), is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") that focuses on the acquisition of long-term net lease properties. The Company's philosophy is to employ a strategy of acquiring, owning and managing properties that are preleased on a long-term net lease basis to national and regional chain operators in a variety of consumer service and retail industries throughout the United States. As of August 19, 1997, the Company directly owned controlling interests in 771 properties located throughout the United States.

    The Company commenced operations as a REIT on August 15, 1994 through the merger and consolidation of 25 public and private real estate limited partnerships (the "Consolidation"). From September 1993 until May 28, 1997, the Company existed as a corporation formed under the laws of the State of Delaware (the "Delaware Company"). In March 1997, the Company formed Realty Income of Maryland, Inc., a Maryland corporation and wholly-owned subsidiary of the Delaware Company (the "Maryland Company"), specifically for the purpose of reincorporating the Company under the laws of the State of Maryland (the "Reincorporation"). The Maryland Company conducted no business and had no material assets or liabilities prior to May 28, 1997. On May 28, 1997, the Delaware Company was merged into the Maryland Company pursuant to an Agreement and Plan of Merger approved by the Company's stockholders. Upon completion of the merger, the Maryland Company changed its name to Realty Income Corporation. The Reincorporation did not result in any change in the Company's business, assets or liabilities and did not result in any relocation of management or other employees. For a more complete description of the potential effects of the Reincorporation, reference is hereby made to the section entitled, "Reincorporation of the Company in Maryland and Related Changes to the Rights of Stockholders" of the Company's Proxy Statement filed with the Commission on March 28, 1997 in connection with its 1997 Annual Meeting of Stockholders, which section is incorporated by reference herein.

    The Company's executive offices are located at 220 West Crest Street, Escondido, California 92025, and the telephone number is (760) 741-2111.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include the construction and acquisition of additional properties and other acquisition transactions, the expansion and improvement of certain properties in the Company's portfolio, and the repayment of indebtedness.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth ratios of earnings to fixed charges for the periods shown. The years ended December 31, 1996 and 1995 and the six months ended June 30, 1997 are for the Company. The results of operations used to compute the ratio for the year ended December 31, 1994 are comprised of those of the combined 10 private and 15 publicly held real estate limited partnerships that were included in the Consolidation (collectively, the "Predecessor") from January 1, 1994 through August 15, 1994 and those of the Company from August 16, 1994 through December 31, 1994. The ratio shown for the year ended December 31, 1993 is derived from the combined historical financial information of the Predecessor. Ratios are not shown for the year ended December 31, 1992 because the Predecessor did not have any fixed charges for such period.

  SIX MONTHS                          YEAR ENDED DECEMBER 31,
ENDED JUNE 30,   ------------------------------------------------------------------
     1997             1996             1995             1994             1993
---------------  ---------------  ---------------  ---------------  ---------------
      6x               14x              10x              39x            5,865x

    The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income before extraordinary items plus fixed charges (excluding interest costs capitalized). Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to fixed charges and preferred share dividends are the same as the ratios presented above.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The Debt Securities will be direct obligations of the Company, which may be secured or unsecured, and which may be senior or subordinated indebtedness of the Company. The Debt Securities may be issued under one or more indentures, each dated as of a date on or before the issuance of the Debt Securities to which it relates and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part or incorporated by reference herein by means of a post-effective amendment to the Registration Statement or a Form 8-K, subject to such amendments or supplements as may be adopted from time to time. Each such indenture (collectively, the "Indenture") will be entered into between the Company and a trustee (the "Trustee"), which may be the same Trustee. The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities are summaries of certain anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

TERMS

    The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the particular Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus. To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

    Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company's Board of Directors or as set forth in the applicable Indenture or one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

    Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. If two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

    The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

        (1) the title of such Debt Securities;

        (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

        (3) the price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

        (4) if convertible, the terms on which such Debt Securities are convertible, including the initial conversion price or rate and conversion period and, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Stock or the Preferred Stock into which such Debt Securities are convertible;

        (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

        (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

        (7) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates upon which any such interest will be payable, the record dates for payment of such interest, or the method by which any such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

        (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

        (9) the period or periods, if any, within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the Company's option;

        (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

        (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

        (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

        (13) whether such Debt Securities will be issued in certificated and/or book-entry form, and, if so, the identity of the depositary for such Debt Securities;

        (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

        (15) the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

        (16) any deletions from, modifications of or additions to the events of default or covenants of the Company with respect to such Debt Securities;

        (17) whether and under what circumstances the Company will pay any Additional Amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

        (18) the subordination provisions, if any, relating to such Debt Securities;

        (19) the provisions, if any, relating to any security provided for such Debt Securities; and

        (20) any other terms of such Debt Securities.

    If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

    Unless otherwise described in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the applicable Trustee's corporate trust office, the address of which will be set forth in the applicable Prospectus Supplement; PROVIDED, HOWEVER, that, unless otherwise provided in the applicable Prospectus Supplement, at the Company's option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    Subject to certain limitations imposed on Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed on Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer and the person requesting such transfer must provide evidence of title and identity satisfactory to the Company and the applicable transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company may at any time rescind the designation of any transfer agent appointed with respect to the Debt Securities of any series or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

    Neither the Company nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before the mailing or first publication, as the case may be, of notice of redemption of such Debt Securities and ending at the close of business on (i) if the Debt Securities of such series are issuable only in registered form, the day of mailing of the relevant notice of redemption or (ii) if the Debt Securities of such series are issuable in bearer form, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable in registered form and there is no such publication, the day of mailing of the relevant notice of redemption; (b) register the transfer of or exchange any Debt Security in registered form, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (c) exchange any Debt Security in bearer form so selected for redemption, except in exchange for a Debt Security of such series in registered form that is simultaneously surrendered for redemption; or (d) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the holder's option, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    Each Indenture will provide that the Company will not consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any person unless (a) either the Company shall be the continuing entity, or the successor person (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall be a corporation organized and existing under the laws of the United States or any State thereof and shall expressly assume the Company's obligation to pay the principal of (and premium, if any) and interest on all the Debt Securities issued under such Indenture and the due and punctual performance and observance of all the covenants and conditions contained in such Indenture and in such Debt Securities; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred, and any liens on any property or assets of the Company or any Subsidiary that are incurred, created or assumed as a result thereof as having been created, incurred or assumed, by the Company or such Subsidiary at the time of such transaction, no event of default under the Indenture, and no event that, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to the Trustee.

CERTAIN COVENANTS

    EXISTENCE. Except as permitted under "--Merger, Consolidation or Sale of Assets," each Indenture will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, all material rights (by certificate of incorporation, by-laws and statute) and all material franchises; PROVIDED, HOWEVER, that the Company shall not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business.

    MAINTENANCE OF PROPERTIES. Each Indenture will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the Company's judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

    INSURANCE. Each Indenture will require the Company to, and to cause each of its Subsidiaries to, keep in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

    PAYMENT OF TAXES AND OTHER CLAIMS. Each Indenture will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed on it or any Subsidiary or on the income, profits or property of the Company or any Subsidiary and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; PROVIDED, HOWEVER, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, each Indenture will require the Company, within 15 days after each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (a) to transmit by mail to all holders of Debt Securities issued under such Indenture, as their names and addresses appear in the applicable register for such Debt Securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, (b) to file with the applicable Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (c) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder of such Debt Securities.

    Except as may otherwise be provided in the Prospectus Supplement relating to any series of Debt Securities, the term "Subsidiary", as used in the Indenture, means with respect to the Company, any other Person of which more than 50% of
(i) the equity or other ownership interests or (ii) the total voting power of shares of capital stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or general or managing partners thereof is at the time owned by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

    ADDITIONAL COVENANTS. Any additional covenants of the Company with respect to any of the series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Unless otherwise provided in the applicable Indenture, each Indenture will provide that the following events are "events of default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when due, whether at stated maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice to the Company by the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series; (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its Subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000, whether such indebtedness exists at the date of the relevant Indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary of the Company; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act, as such Regulation was in effect on January 1, 1996.

    If an event of default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority of the principal amount of the outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (other than principal and premium, if any, and interest which have become due solely as a result of such acceleration), plus certain fees, expenses, disbursements and advances of the applicable Trustee and
(b) all events of default, other than the nonpayment of accelerated principal (or specified portion thereof), premium, if any, and interest with respect to Debt Securities of such series have been cured or waived as provided in the Indenture. Each Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (y) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (z) in respect of a covenant or provision contained in such Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected thereby.

    Each Indenture will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived, subject to certain exceptions; PROVIDED, HOWEVER, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in such holders' interest.

    Each Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it, and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by holders of a majority in principal amount of the outstanding Debt Securities of such series. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

    Each Indenture will provide that, subject to provisions in the Trust Indenture Act of 1939 relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee; provided that such direction shall not conflict with any rule of law or the Indenture and the Trustee may refuse to follow any direction that may involve the Trustee in personal liability or that may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

    Within 120 days after the close of each fiscal year, the Company will be required to deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

    Modifications and amendments of any Indenture will be permitted with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities of each series issued under such Indenture affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of principal, interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any Debt Security (or reduce the amount of premium payable upon any such repayment); (c) change the place of payment, or the coin or currency, for payment of principal of (or premium, if any) or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security when due; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby.

    The holders of a majority in aggregate principal amount of outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants in the applicable Indenture.

    Modifications and amendments of an Indenture will be permitted to be made by the Company and the Trustee without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Company as obligor under the Indenture; (b) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of the Indenture, PROVIDED that any such change or elimination does not apply to any outstanding Debt Securities of a series created prior to the date of such amendment or supplement that are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(i) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture PROVIDED, HOWEVER, that such action shall not adversely affect the interests of holders of Debt Securities of any series in any material respect; or (j) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance, covenant defeasance and discharge of any series of such Debt Securities, PROVIDED, HOWEVER, that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

    Each Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security in the applicable Indenture, and (d) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

    Each Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be permitted to be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent or waiver that must be given by the holder of each Debt Security affected thereby, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the

Indenture will be binding on all holders of Debt Securities of that series. The persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series shall constitute a quorum for a meeting of holders of such series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

    Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting and
(b) the principal amount of the outstanding Debt Securities of all such series that are entitled to vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, upon request of the Company any Indenture shall cease to be of further effect with respect to any series of Debt Securities issued thereunder specified in such Company request (except as to certain limited provisions of such Indenture which shall survive) when either (i) all Debt Securities of such series have been delivered to the Trustee for cancellation or (ii) all Debt Securities of such series have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) and the Company has irrevocably deposited with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    Each Indenture will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either to (a) defease and be discharged from any and all obligations with respect to any series of Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold money for payment in trust) ("defeasance") or (b) be released from its obligations with respect to certain covenants (which will be described in the relevant Prospectus Supplement) applicable to such Debt Securities under the applicable Indenture (which may include, subject to a limited exception, the covenants described under "--Certain Covenants"), and any omission to comply with such obligations shall not constitute a default or an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based on a ruling of the Internal Revenue Service (the "IRS") or a change in applicable U.S. federal income tax law occurring after the date of the applicable Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

    "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; PROVIDED, HOWEVER, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default, other than the event of default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to the specified sections of the applicable Indenture (which sections would no longer be applicable to such Debt Securities) or clause (g) thereunder with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such

Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. The Company would, however, remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

UNCLAIMED PAYMENTS

    All amounts paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                          DESCRIPTION OF COMMON STOCK

    The Company has authority to issue 100,000,000 shares of Common Stock, $1.00 par value per share. As of August 19, 1997, the Company had outstanding 22,994,964 shares of Common Stock.

GENERAL

    The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that the Common Stock will be issuable upon conversion of Debt Securities or Preferred Stock. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's charter (the "Charter") and Bylaws (the "Bylaws").

TERMS

    Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding the restrictions on transfer of stock, holders of Common Stock are entitled to receive dividends when, as and if authorized and declared by the Company's Board of Directors out of assets legally available therefor. Payment and authorization of dividends on the Common Stock and purchases of shares thereof by the Company may be subject to certain restrictions if the Company fails to pay dividends on the Preferred Stock. See "Description of Preferred Stock." Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in any assets available for distribution to them, after payment or adequate provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding Preferred Stock. Subject to the provisions of the Charter regarding the restrictions on transfer of stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. The Company's Board of Directors is divided into three classes of directors. The initial terms of the Class I, Class II and Class III directors will expire in 1998, 1999 and 2000, respectively. Beginning in 1998, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company even though a tender offer or change in control might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all the shares of the Company's Common Stock voting for the election of directors can elect all the directors of the class standing for election at the time if they choose to do so and the holders of the remaining shares cannot elect any directors of such class. Holders of shares of Common Stock do not have preemptive rights, which means they have no right under the Charter, Bylaws or Maryland law to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. All shares of Common Stock now outstanding are, and additional shares of Common Stock offered will be when issued, fully paid and nonassessable.

    Under the Maryland General Corporation Law (the "MGCL"), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter provides that any such action shall be effective if approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

    The Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

MARYLAND BUSINESS COMBINATION LAW

    Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be approved by two super-majority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The business combinations provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder.

These provisions of the MGCL may delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interests of the stockholders.

MARYLAND CONTROL SHARE ACQUISITIONS LAW

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

    As permitted by the MGCL, the Bylaws contain a provision exempting the Company from the control share acquisition statute any and all acquisitions by any person of the Company's shares of stock. There can be no assurance that such provision will not be amended or eliminated by the Board of Directors at any time in the future.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement and certain other requirements relating to its tax status as a REIT, the Company may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of the Company's outstanding equity securities. See "Restrictions on Ownership and Transfers of Capital Stock."

TRANSFER AGENT

    The registrar and transfer agent for the Common Stock is The Bank of New
York.

                         DESCRIPTION OF PREFERRED STOCK

    The Company is authorized to issue 20,000,000 shares of Preferred Stock, $1.00 par value per share, of which no shares were outstanding as of August 19, 1997.

GENERAL

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter (including any applicable Articles Supplementary) and the Bylaws.

    The Charter authorizes the Board of Directors to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any class or series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board is required by the MGCL and the Charter to set, subject to the provisions of the Charter regarding the restrictions on transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to transferability, dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. As of the date hereof, no shares of Preferred Stock are outstanding and the Company has no present plans to issue any Preferred Stock. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms of and other information concerning the Preferred Stock, including:

        (1) the title of such Preferred Stock;

        (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

        (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

        (4) whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

        (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

        (6) the provision for a sinking fund, if any, for such Preferred Stock;

        (7) any voting rights of such Preferred Stock;

        (8) the provision for redemption, if applicable, of such Preferred
    Stock;

        (9) any listing of such Preferred Stock on any securities exchange;

        (10) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

        (11) a discussion of federal income tax considerations applicable to such Preferred Stock;

        (12) any limitations on actual, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the Company's REIT status;

        (13) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

        (14) whether liquidation preferences on Preferred Stock shall be counted as liabilities of the Company in determining whether distributions to junior stockholders can be made under the MGCL;

        (15) any limitations on issuance of any series or class of Preferred Stock ranking senior to or on a parity with such series or class of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

        (16) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

    Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, rank (a) senior to all classes or series of Common Stock and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (b) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company; and (c) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company. For these purposes, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of shares of the Preferred Stock of each series or class shall be entitled to receive, when, as and if authorized and declared by the Company's Board of Directors, out of the Company's assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the Company's stock transfer books on such record dates as shall be fixed by the Company's Board of Directors.

    Dividends on any series or class of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Company's Board of Directors fails to authorize a dividend payable on a dividend payment date on any series or class of Preferred Stock for which dividends are noncumulative, then the holders of such series or class of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series or class are declared or paid for any future period.

    If any shares of Preferred Stock of any series or class are outstanding, no full dividends shall be authorized or paid or set apart for payment on the Preferred Stock of any other series or class ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series or class for any period unless (a) if such series or class of Preferred Stock has a cumulative dividend, then full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series or class for all past dividend periods and the then current dividend period or (b) if such series or class of Preferred Stock does not have a cumulative dividend, then full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series or class. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Stock of any series or class and the shares of any other series or class of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series or class, then all dividends authorized on shares of Preferred Stock of such series or class and any other series or class of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be authorized pro rata so that the amount of dividends authorized per share on the Preferred Stock of such series or class and such other series or class of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Preferred Stock of such series or class (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series or class of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series or class that may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (a) if such series or class of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (b) if such series or class of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no dividends (other than in the Common Stock or other stock of the Company ranking junior to the Preferred Stock of such series or class as to dividends and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made on the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such series or class as to dividends or upon liquidation, nor shall the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such series or class as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other stock of the Company ranking junior to the Preferred Stock of such series or class as to dividends and upon liquidation).

    Any dividend payment made on shares of a series or class of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series or class that remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the Company's option, as a whole or in part, in each case on the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series or class of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series or class is payable only from the net proceeds of the issuance of stock of the Company, the terms of such Preferred Stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (a) if such series or class of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series or class of Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (b) if such series or class of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no shares of such series or class of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series or class are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series or class to preserve the Company's REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series or class. In addition, unless (i) if such series or class of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series or class of Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series or class of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series or class (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series or class as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series or class to preserve the Company's REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series or class.

    If fewer than all the outstanding shares of Preferred Stock of any series or class are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company.

    Notice of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of a share of Preferred Stock of any series or class to be redeemed at the address shown on the Company's stock transfer books. Each notice shall state: (a) the redemption date; (b) the number of shares and series or class of the Preferred Stock to be redeemed; (c) the redemption price; (d) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (e) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and (f) the date on which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series or class are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. In order to facilitate the redemption of shares of Preferred Stock of any series or class, the Board of Directors may fix a record date for the determination of shares of such series or class of Preferred Stock to be redeemed.

    Subject to applicable law and the limitation on purchases when dividends on a series or class of Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of such series or class of Preferred Stock in the open market, by tender or by private agreement.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of the Common Stock or any other series or class of stock of the Company ranking junior to any series or class of the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of such series or class of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series or class of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Company ranking on a parity with such series or class of Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series or class of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of any series or class of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of stock ranking junior to such series or class of Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of the Company's property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series or class of Preferred Stock, so long as any shares of Preferred Stock of a series or class remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of such series or class of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series or class voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking prior to such series or class of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of the Charter or the Articles Supplementary for such series or class of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series or class of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series or class of Preferred Stock, or any increase in the amount of authorized shares of such series or class or any other series or class of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series or class with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series or class of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which shares of any series or class of Preferred Stock are convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement and certain other requirements relating to its tax status as a REIT, the Company may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of the Company's outstanding equity securities. See "Restrictions on Ownership and Transfers of Capital Stock."

TRANSFER AGENT

    The transfer agent and registrar for any series or class of Preferred Stock will be set forth in the applicable Prospectus Supplement.

            RESTRICTIONS ON OWNERSHIP AND TRANSFERS OF CAPITAL STOCK

    The following summary of certain restrictions on the ownership and transfer of shares of stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the Charter and Bylaws.

    In order for the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

    Because the Company expects to continue to qualify as a REIT, the Charter contains restrictions on the ownership and transfer of Common Stock which are intended to assist the Company in complying with these requirements. The Charter provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of Common Stock (the "Ownership Limit"). The constructive ownership rules of the Code are complex, and may cause shares of Common Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, Common Stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Common Stock and thus violate the Ownership Limit, or such other limit as permitted by the Board of Directors. The Board of Directors may, but in no event is required to, waive the Ownership Limit with respect to a particular stockholder if it determines that such ownership will not jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Company.

    The Charter further prohibits (i) any person from actually or constructively owning shares of Common Stock of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, and (ii) any person from transferring shares of Common Stock of the Company if such transfer would result in shares of stock of the Company being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

    Any person who acquires or attempts to acquire actual or constructive ownership of shares of stock of the Company that will violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by a two thirds vote of the Company's stockholders as required by the Charter. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter.

    Pursuant to the Charter, if any purported transfer of Common Stock or any other event would otherwise result in any person violating the Ownership Limit or such other limit as permitted by the Board of Directors, or result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, then that number of shares in excess of the Ownership Limit or such other limit shall be transferred to a trust for the benefit of a charitable beneficiary as described below and the purported transferee (the "Prohibited Transferee"), shall acquire no rights (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such excess shares (the "Prohibited Owner") shall cease to have any rights) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, or such other limit as permitted by the Board of Directors, and distribute to the Prohibited Transferee or Prohibited Owner, as applicable, an amount equal to the lesser of the price paid by the Prohibited Transferee or Prohibited Owner for such excess shares or the net sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the Market Price (as defined in the Charter) of such excess shares as of the date of such event or the net sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Transferee or Prohibited Owner, as applicable, prior to the discovery by the Company that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit or such other limit as permitted by the Board of Directors, then the Charter provides that the transfer of the excess shares will be void.

    In addition, shares of stock of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift or other transaction which does not involve a purchase of stock, the Market Price as of the day of the event which resulted in the transfer of such excess shares to the trust) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Transferee or Prohibited Owner.

    If any purported transfer of shares of Common Stock would cause the Company to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

    All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of stockholders.

    Under the Charter, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the Company's status as a REIT.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities. Certain federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

    EACH INVESTOR IS URGED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

    GENERAL. The Company has elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1994. The Company believes that, commencing with its taxable year ended December 31, 1994, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

    These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Latham & Watkins has acted as tax counsel to the Company in connection with this Prospectus and the Company's election to be taxed as a REIT.

    Latham & Watkins has rendered an opinion to the Company as of September 12, 1997 to the effect that commencing with the Company's taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation has enabled and will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, and that Latham & Watkins undertakes no obligation to update this opinion subsequent to such date. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation in any particular taxable year will satisfy such requirements. See "--Failure to Qualify."

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a real estate investment trust because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-in Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-in Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-in Gain assume that the Company has made an election pursuant to IRS Notice 88-19.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors,
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust.

    The Company believes that it has satisfied condition (5) and that it has issued sufficient shares to allow it to satisfy condition (6). In addition, the Company's Charter provides for restrictions regarding ownership and transfer of the Company's capital stock, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(5) and (6) above. Such ownership and transfer restrictions are described in "Restrictions on Ownership and Transfers of Capital Stock." There can be no assurance, however, that such transfer and ownership restrictions will, in all cases, prevent a violation of the stock ownership provisions described in (5) and (6) above. The ownership and transfer restrictions pertaining to a particular class or series of capital stock will be described in the applicable Prospectus Supplement pertaining to such class or series.

    The Company owns, and has owned, interests in various partnerships. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the real estate investment trust for purposes of

Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnerships in which the Company is a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. See "--Tax Risks Associated with the Partnerships."

    The Company owns 100% of the stock of a subsidiary that is a qualified REIT subsidiary (a "QRS") and may acquire stock of one or more new subsidiaries. A corporation will qualify as a QRS if 100% of its stock is held by the Company at all times during the period such QRS was in existence. A QRS will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a QRS will be treated as assets, liabilities and such items (as the case may be) of the Company for all purposes of the Code including the REIT qualification tests. For this reason, references under "Certain Federal Income Tax Considerations" to the income and assets of the Company shall include the income and assets of any QRS. A QRS will not be subject to federal income tax and the Company's ownership of the voting stock of a QRS will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of the Company's total assets, described below under "--Asset Tests."

    INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a real estate investment trust described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the real estate investment trust, or an owner of 10% or more of the real estate investment trust, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the real estate investment trust generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the real estate investment trust derives no revenue; PROVIDED, HOWEVER, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. Notwithstanding the foregoing, the Company may take certain of the actions set forth in (i) through (iv) above to the extent such actions will not, based on the advice of tax counsel to the Company, jeopardize the Company's tax status as a REIT.

    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a real estate investment trust for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above under "--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) public debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if the Company disposes of any asset during its Recognition Period, the Company will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

    Under certain circumstances, the Company may be able to rectify a failure to meet the above distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements set forth above.

    DISTRIBUTION OF ACQUIRED EARNINGS. In addition to the above annual distribution requirements, a REIT is not allowed to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such earnings and profits. In a corporate reorganization qualifying as a tax-free statutory merger, the acquired corporation's earnings and profits are carried over to the surviving corporation. Any earnings and profits treated as having been acquired by a REIT through such a merger will be treated as accumulated earnings and profits of the REIT attributable to non-REIT years. On August 17, 1995, R.I.C. Advisor, Inc., a California corporation ("R.I.C. Advisor"), merged with and into the Company (the "Merger") pursuant to an Agreement and Plan of Merger dated as of April 28, 1995, by and among the Company, R.I.C. Advisor and the shareholders of R.I.C. Advisor. Accordingly, as a result of the Merger, the Company was treated as having acquired the earnings and profits (the "Acquired Earnings") of R.I.C. Advisor. The Company was required to distribute (or be deemed to distribute) the Acquired Earnings prior to the close of 1995. Failure to do so would result in the loss of the Company's REIT status, which would have a material adverse effect on the financial position and results of operations of the Company and its ability to make distributions to stockholders and debt service payments. See "--Failure to Qualify."

    The amount of the Acquired Earnings was based on the earnings and profits of R.I.C. Advisor immediately prior to the Merger. The Acquired Earnings were determined through an earnings and profits study based on the corporate tax returns of R.I.C. Advisor for the tax years beginning with R.I.C. Advisor's date of incorporation through the date of the Merger. The Company requested that KPMG Peat Marwick LLP perform certain procedures relating to the amount of the earnings and profits of R.I.C. Advisor for purposes of the earnings and profits distribution requirement. Based on KPMG Peat Marwick LLP's conclusions (which were based on R.I.C. Advisor's tax returns as filed with the Internal Revenue Service (the "IRS"), certain other information provided by R.I.C. Advisor and other assumptions and qualifications set forth in KPMG Peat Marwick LLP's report) and other relevant factors, the Company believes that it made (or was deemed to make) distributions to its shareholders which were sufficient to distribute the Acquired Earnings prior to the close of 1995.

    The calculation of the amount of Acquired Earnings is subject to challenge by the IRS. The IRS may examine R.I.C. Advisor's prior tax returns and propose adjustments to increase its taxable income. Because the earnings and profits study used to calculate the amount of Acquired Earnings was based on these returns, such adjustments may increase the amount of the Acquired Earnings. If the IRS determines that the Company did not distribute all of the Acquired Earnings prior to the end of 1995, the Company would fail to qualify as a REIT for 1995 and perhaps for subsequent years, which would have a material adverse effect on the financial position and results of operations of the Company and its ability to make distributions to stockholders and debt service payments. See "--Failure to Qualify." However, the Company may make an additional distribution within 90 days of such a determination by the IRS to distribute the Acquired Earnings and would be required to pay to the IRS an interest charge based on 50% of the amount not previously distributed. If such additional distribution is made, the Company's failure to distribute the Acquired Earnings would not prevent it from qualifying as a REIT for years subsequent to 1995.

TAX RISKS ASSOCIATED WITH THE PARTNERSHIPS

    The Company presently owns an interest in one partnership and previously owned an interest in other partnerships. The ownership of an interest in a partnership may involve special tax risks, including the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of taxable income of the Company, and (ii) the status of a partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the partnership was treated as an association taxable as a corporation for federal income tax purposes, the partnership would be treated as a taxable entity. In addition, in such a situation, (i) if the Company owned more than 10% of the outstanding voting securities of such partnership, or the value of such securities exceeded 5% of the value of the Company's assets, the Company would fail to satisfy the asset tests described above and would therefore fail to qualify as a REIT, (ii) distributions from the partnership to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and could, therefore, make it more difficult for the Company to satisfy such test, (iii) the interest in the partnership held by the Company would not qualify as a "real estate asset," which could make it more difficult for the Company to meet the 75% asset test described above, and (iv) the Company would not be able to deduct its share of any losses generated by the partnerships in computing its taxable income. See "--Failure to Qualify" for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Company believes that each of the partnerships in which the Company owns or has owned an interest have been and will be treated for tax purposes as a partnership (rather than an association taxable as a corporation). The Company's position will not be binding on the IRS and no assurance can be given that the IRS will not successfully challenge the status of any partnership as a partnership for federal income tax purposes.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Such a failure to qualify for taxation as a REIT would reduce the cash available for distribution by the Company to stockholders and to pay debt service and could have an adverse effect on the market value and marketability of the Securities. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXPAYER RELIEF ACT OF 1997

    On August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (H.R. 2014), which will have the effect of modifying certain REIT-related Code provisions for tax years beginning on or after January 1, 1998. Some of the potentially significant REIT-related changes contained in this legislation include: (i) the rule disqualifying a REIT for any year in which it fails to comply with certain regulations requiring the REIT to monitor its stock ownership is replaced with an intermediate financial penalty; (ii) the rule disqualifying a REIT in any year that it is "closely held" does not apply if during such year the REIT complied with certain regulations which require the REIT to monitor its stock ownership, and the REIT did not know or have reason to know that it was closely held; (iii) a REIT is permitted to render a DE MINIMIS amount of impermissible services to tenants in connection with the management of property and still treat amounts received with respect to such property (other than certain amounts relating to such services) as qualified rent; (iv) the rules regarding attribution to partnerships for purposes of defining qualified rent and independent contractors are modified so that attribution occurs only when a partner owns a 25% or greater interest in the partnership;
(v) the 30% gross income test is repealed; (vi) any corporation wholly-owned by a REIT is permitted to be treated as a qualified REIT subsidiary regardless of whether such subsidiary has always been owned by the REIT; (vii) the ordering rule for purposes of the requirement that newly-electing REITs distribute earnings and profits accumulated in non-REIT years is modified; (viii) the class of excess noncash items for purposes of the REIT distribution requirements is expanded; (ix) the rules regarding the treatment of hedges are modified; and (x) certain other Code provisions relating to REITs are amended. Some or all of the provisions could affect both the Company's operations and its ability to maintain its REIT status for its taxable years beginning in 1998.

STATE AND LOCAL TAXES

    The Company may be subject to state or local taxes in other jurisdictions such as those in which the Company may be deemed to be engaged in activities or own property or other interests. Such tax treatment of the Company in states having taxing jurisdiction over it may differ from the federal income tax treatment described in this summary.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices relating to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and such compensation received from the Company will be described, in the applicable Prospectus Supplement.

    Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

    Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock. The Common Stock is currently listed on the NYSE. Unless otherwise specified in the related Prospectus Supplement, any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Stock on an exchange or Nasdaq, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, there can be no assurance as to the liquidity of, or the trading market for, the Securities.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Realty Income Corporation as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 included in Realty Income Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated by reference herein have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and have been incorporated herein by reference in reliance upon the reports of KPMG Peat Marwick LLP, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the Securities will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll. Certain legal matters will be passed upon for the Company by Latham & Watkins.

    [A photograph of a tenant storefront]

    [A photograph of a tenant storefront]

    [A photograph of a tenant storefront]

    [A photograph of a tenant storefront]

    [A photograph of a tenant storefront]

REALTY INCOME ACQUIRES NET-LEASED RETAIL PROPERTIES NATIONWIDE.

    The Company is one of the nation's largest owners of freestanding, net-leased retail properties diversified by retail tenant and industry segment.

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                                  $100,000,000

                                     [LOGO]

                       % MONTHLY INCOME SENIOR NOTES DUE 2008

                              --------------------

                             PROSPECTUS SUPPLEMENT

                              --------------------

                              MERRILL LYNCH & CO.

                           A.G. EDWARDS & SONS, INC.

                            PAINEWEBBER INCORPORATED

                          DONALDSON, LUFKIN & JENRETTE

                            EVEREN SECURITIES, INC.

                            SUTRO & CO. INCORPORATED

                               WHEAT FIRST UNION

                                          , 1998

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